APPRAISAL
OF
PATHFINDER VILLAGE APARTMENTS
39800 FREMONT BOULEVARD
FREMONT, CALIFORNIA
KTR JOB NO. 7-7-06012E

Ms. Martha Long	December 8, 2006
General Partner
VMS National Properties JV
55 Beattie Place
Greenville, SC 29601

Re:	Pathfinder Village Apartments 39800 Fremont Boulevard Fremont, California
Dear Ms. Long:
At your request, KTR Valuation & Consulting Services LLC has appraised the above referenced property. The purpose of the appraisal is to estimate the Market Value of the Fee Simple Estate of the subject property, free and clear of financing, as of November 16, 2006. The date of value corresponds to the date the subject property was most recently inspected by the appraiser.
The subject property consists of an 8.13-acre tract of land improved with a 246-unit garden-style apartment complex known as the Pathfinder Village Apartments. Construction of the improvements was reportedly completed in 1973. The structural improvements were observed to be in average physical condition and consist of two-and three-story wood frame residential buildings with stucco veneer and wood trim exterior walls and pitched roofs with asphalt shingle cover.
Amenities common to all units include electric kitchen appliances, patio/balcony, microwave, and mini-blinds. Other apartment features include disability access, ceiling fan(s), dishwasher, and oversized closets. Community amities include clubhouse, fitness center, covered parking, two laundry facilities, public transportation and swimming pool. Pathfinder Village Apartments contain 235,780 rentable square feet, which suggests an average unit size of 958 square feet. The subject offers only two and three-bedroom floor plans.
The following report contains information considered relevant to the valuation of the property and the methods by which collected data have been analyzed in arriving at our value conclusion. Our analysis included an inspection of the premises, interviews with knowledgeable market participants, a review of historical income and expense statements, the current rent roll, and other relevant financial and market information. As an income-producing property, greatest reliance is placed upon the value derived through the Income Capitalization Approach, with support provided by the conclusion rendered through implementation of the Sales Comparison Approach.
This appraisal report has been prepared in order to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice (USPAP) for a Complete Appraisal in Summary Report format. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser’s opinion of value. Supporting documentation not presented herein has been retained in the appraiser’s file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated herein.
5477 Glen Lakes Drive, Suite 202, Dallas, TX 75231
tel 214.363.3373 • fax 214.369.4388
www.firstam.com

Ms. Martha Long
VMS National Properties JV
December 8, 2006

The attached Summary Appraisal Report describes our investigation and analyses, together with Certification, Basic Assumptions and Limiting Conditions, upon which we have based our opinion that the market value of the Fee Simple Estate of the subject property, as of November 16, 2006, is:
THIRTY-FOUR MILLION SEVEN HUNDRED THOUSAND DOLLARS
($34,700,000)
It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations or conclusion.
Very truly yours,
KTR VALUATION & CONSULTING SERVICES, LLC

By:	William L. Corbin, MAI	By:	Steven J. Goldberg, MAI, CCIM
	Senior Managing Director		Senior Managing Director

By:	Jackson L. Aills
Appraiser

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page i
CERTIFICATE OF VALUE
We, William L. Corbin, MAI, Steven J. Goldberg, MAI, and Jackson L. Aills, certify that to the best of our knowledge and belief:
The statements of fact contained in this appraisal are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, are our personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject property of this appraisal, and have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation, the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
Jackson L. Aills made a personal a personal inspection of the property that is the subject of this appraisal. Neither William L. Corbin nor Steven J. Goldberg inspected the subject property.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
We have the knowledge and experience necessary to perform this appraisal assignment and have previously appraised this type of property.
As of the date of this appraisal, William L. Corbin, MAI and Steven J. Goldberg, MAI, have completed the requirements under the continuing education program of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review its duly authorized representatives.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page ii
As of the date of this appraisal, William L, Corbin MAI is currently certified with the State of California Office of Real Estate Appraisers and is licensed as a Certified General Real Estate Appraiser (AG025737) until February 27, 2007.
KTR VALUATION & CONSULTING SERVICES, LLC

By:	William L. Corbin, MAI	By:	Steven J. Goldberg, MAI, CCIM
	Senior Managing Director		Senior Managing Director

By:	Jackson L. Aills
Appraiser

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page iii
BASIC ASSUMPTION AND LIMITING CONDITIONS
This Appraisal Report is subject to underlying assumptions and limiting conditions qualifying the information contained in the Report as follows:
The valuation estimates apply only to the property specifically identified and described in the ensuing Report.
Information and data contained in the Report, although obtained from public record and other reliable sources and where possible, carefully checked by the Appraiser, are accepted as satisfactory evidence upon which rests the final expression of property value.
The Appraiser has made no legal survey nor has he commissioned one to be prepared and therefore, reference to a sketch, plat, diagram or previous survey appearing in the Report is only for the purpose of assisting the reader in visualizing the property.
It is assumed that all information known to the client and relative to the valuation have been accurately furnished and that there are no undisclosed leases, agreements, liens or other encumbrances affecting the use of the property.
Ownership and management are assumed to be competent and in responsible hands.
No responsibility beyond reasonableness is assumed for matters of a legal nature, whether existing or pending.
Information identified as being furnished or prepared by others is believed to be reliable but no responsibility for its accuracy is assumed.
The Appraiser, by reason of this appraisal, shall not be required to give testimony as an expert witness in any legal hearing or before any court of law unless justly and fairly compensated for such service.
By reason of the Purpose of the Appraisal or Function of the Report herein set forth, the value reported is only applicable to the Property Rights Appraised and the Appraisal Report should not be used for any other purpose.
Disclosure of the contents of this report is governed by the by-laws and Regulations of the Appraisal Institute.
Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property, was not observed by the appraiser. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation or other potentially hazardous materials may affect the value of the property. Any value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

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In arriving at the value set forth in this appraisal no consideration has been given to the effect of state, local or federal income and gains taxes or of occupancy, hotel, capital levy, gift, estate, succession, inheritance or similar taxes which may be imposed upon any owner, lessee, or mortgagee by reason of any sale, conveyance, transfer, leasing, hypothecation, mortgage, pledge or other disposition of the appraised property.
The appraiser was not provided architectural plans for the subject property, thus the square footage as indicated on the rent roll, marketing brochures, and unit mix provided by the client has been utilized. In the event this information is inaccurate, we reserve the right to modify this appraisal if so warranted.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page v
SUBJECT PROPERTY PHOTOGRAPH

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page vi
TABLE OF CONTENTS

Title Page
Letter of Transmittal
Certificate of Value	i
Basic Assumptions and Limiting Conditions	iii
Subject Photograph	v
Table of Contents	vi

Executive Summary	1
Introduction and Premises of the Appraisal	2
Regional Overview	4
Neighborhood Overview	14
Site Analysis	16
Real Estate Taxes	17
Zoning	18
Description of Improvements	19
Apartment Market Overview	21
Economic Rent Analysis	24
Highest and Best Use	32

Valuation Procedure	33
Income Capitalization Approach	34
Sales Comparison Approach	39
Reconciliation and Final Value Conclusion	45
ADDENDA
Subject Photographs
Comparable Rental Photographs
Comparable Sale Photographs
Regional Location Map
Neighborhood Map
Comparable Rentals Map
Comparable Sales Map Qualifications

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 1
EXECUTIVE SUMMARY

Property:	Pathfinder Village Apartments

Location:	39800 Fremont Boulevard, Fremont, California

Assessor’s Parcel ID No:	525-850-2-11 — Alameda County Assessor’s Office

Purpose of Appraisal:	To estimate the Market Value of the subject property as of the date of value.

Date of Value:	November 16, 2006

Date of Report:	December 8, 2006

Interest Appraised:	Fee Simple Estate

Description of Property:	The subject property consists of an 8.13-acre tract of land improved with a 246-unit garden-style apartment complex known as the Pathfinder Village Apartments. Construction of the improvements was reportedly completed in 1973. Pathfinder Village Apartments contains 235,780 rentable square feet, which suggests an average unit size of 958 square feet.

Location:	The subject property is located in the central sector of the City of Fremont, along the north side of Fremont Boulevard, approximately 525 feet west of Stevenson Boulevard.

Zoning:	The subject site is zoned R-3 — Multi-Family Residence District by the City of Fremont. This is a medium density multifamily district located in certain areas close to the center of the city and various outlying areas.

Flood Zone:	According to the Federal Emergency Management Agency, the property is within Zone X, outside any special Flood Hazard Areas, according to FEMA Map No. 065028-0030C, Dated 02/09/2000.

Highest and Best Use:	Multifamily residential development.

Marketing Period:	Less than 12 months

Final Estimate of Market Value, by Approach

Cost Approach:	N/A
Sales Comparison Approach:	$34,900,000
Income Approach:	$34,700,000

Final Estimate of Market Value:	$34,700,000

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 2
INTRODUCTION AND PREMISES OF THE APPRAISAL

Scope of the Assignment	According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. The scope of this appraisal employs all applicable appraisal techniques and constitutes a Complete Appraisal as defined by USPAP. The presentation of data, analyses and conclusions are presented in summary report format.

The data included in this report has been researched from the subject property’s influencing market. County and City officials were interviewed regarding taxes, zoning requirements, flood zone information, demographic data, planned construction, recently completed developments, and other economic impacting events. Market participants, including real estate brokers and property managers, were consulted regarding market parameters and activity. Lenders as well as investor surveys were consulted regarding investment parameters. The Sales Comparison and Income Capitalization Approaches to value have been performed in estimating the Market Value of the subject. Sales utilized were confirmed with a principal or representative involved with the sale. Leasing agents for the competitive complexes were interviewed regarding property specific information. Supply and demand factors affecting the local market have been analyzed.

Purpose and Use of Appraisal	The purpose of the appraisal is to estimate the Market Value of the Fee Simple Estate of the subject property as of November 16, 2006. It is for the internal use of AIMCO to facilitate asset evaluation and to be utilized in conjunction with a planned transaction with the limited partners.

Property Rights Appraised	The property interest appraised is that of the Fee Simple Estate. A Fee Simple Estate is defined by The Dictionary of Real Estate Appraisal, Second Edition AIREA, as:

“Absolute ownership unencumbered by any other interest or estate, subject only to the limitations of the four powers of government (eminent domain, escheat, police power and taxation) ”.

Marketing Period	The value conclusion reported herein assumes a marketing period of less than one year. According to the Korpacz Real Estate Investor Survey, 3rd Quarter 2006 indicates that apartment properties in the national market have an average marketing time of 5.58 months, up 2.6% from the average of 5.44 months reported one year ago. This estimate seems reasonable, given recent market activity in the influencing area and the profile of the subject property.

Property History	Property tax records indicate that VMS National Properties Joint Venture is the current owner of record. The partnership’s managing general partner,

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MAERIL, is a subsidiary of AIMCO. MAERIL provides the company with management and administrative services.

No conveyances involving the subject property were noted within the three-year period preceding the effective date of value. To our knowledge there are no contracts of sale pending as of the date this report was prepared, nor are we aware that the property is listed for sale.

Most Likely Buyer	National and regional investors typically purchase multifamily properties of this size in markets such as the subject.

Definition of Market Value	Market Value, as approved and adopted by the Appraisal Foundation in the Uniform Standards of Professional Appraisal Practice is as follows:

“The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.

Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:
1.	buyer and seller are typically motivated;

2.	both parties are well-informed or well advised, and acting in what they consider their best interests;

3.	a reasonable time is allowed for exposure in the open market;

4.	payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

5.	the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. ”

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REGIONAL OVERVIEW

Overview	The subject property is located in the City of Fremont, Alameda County within the greater San Francisco Bay Area. The San Francisco Bay Area, referred to locally as the Bay Area, is a geographically diverse metropolitan area that surrounds San Francisco Bay in northern California. Home to almost eight million people, it is composed of cities, towns, villages, military bases, airports, and associated regional, state, and national parks sprawled over nine counties and connected by a massive network of roads, highways, railroads, and commuter rail.

The Bay Area is atypical in that its population is distributed across several regional urban and suburban centers. San Francisco was until recently the largest city in the region (it was surpassed by San Jose in the 1990 census) and remains the traditional and cultural center. The metropolitan area comprising the city of San Francisco together with Oakland and San Jose is the fifth-largest metropolitan area in the United States, after New York, Los Angeles, Chicago and Washington, D.C.-Baltimore.

The San Francisco Bay Area consists of the nine counties including San Francisco, San Mateo, Santa Clara, Alameda, Contra Costa, Solano, Napa, Sonoma, and Marin, situated on the perimeter of San Francisco Bay and San Pablo Bay. San Francisco is in the geographical and cultural center of the region. It is surrounded by Marin, Napa, Sonoma and Solano Counties to the north; Alameda and Contra Costa Counties to the east; and San Mateo and Santa Clara Counties to the south. The large land area and highly diversified physical features of the Bay Area support a wide range of land uses. Land uses range from large agricultural areas to major urban centers, and environments range from mountain to marine.

The San Francisco Bay Area is divided in to the following sub-regions.

San Francisco — The City and County of San Francisco is generally placed in a category by itself geographically, mentally, and culturally. It is separated by water from the north, west and east, and by a county line from its neighbor cities to the south. San Francisco serves as the cultural and financial center of the region, and once was the population and economic center. It remains the Bay Area’s center of attraction, and it is the heart of its nightlife.

East Bay — The eastern side of the bay, dominated by the city of Oakland but also including Alameda, Berkeley, Fremont, Livermore, Hayward and several small cities, is known locally as the East Bay. The East Bay is split into two regions, the inner East Bay, which sits on the Bay coastline, and the outer East Bay, consisting of inland valleys separated from the inner East Bay by hills and mountains.
The inner East Bay consists of Oakland, Hayward, Fremont, Berkeley,

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and smaller suburbs surrounding or surrounded by these four major cities, such as Emeryville, San Leandro, and Richmond. The inner East Bay is more urban, more densely populated, has a much older building stock (built before World War II) and a more ethnically diverse population. Oakland hosts the region’s largest seaport and professional sports franchises in basketball, football, and baseball. As with many inner urban areas the Inner East Bay also features a high accumulation of crime as well as socio-economic problems. According to the FBI Uniformed Crime Reports, more than 50% of all homicides in the Bay Area in 2002 occurred within the city limits of Oakland and Richmond.

The outer East Bay consists of the cities of Walnut Creek, Concord, and Pleasant Hill, to the north (also referred as Central Contra Costa County) and the cities of Dublin, Pleasanton, Livermore, Danville, San Ramon to the south (sometimes referred to as the Livermore-Amador Valley or the Tri-Valley), as well as other smaller towns, such as Alamo and Orinda. They are connected to the inner East Bay by BART and by highways and the Caldecott Tunnel. The outer East Bay is mostly suburban to rural and was mostly built after World War II.

South Bay — The communities along the southern edge of the Bay are known as the South Bay, Santa Clara Valley, and Silicon Valley, although some Peninsula and East Bay towns are sometimes included in the latter. It includes the city of San Jose, and its smaller neighbors including Gilroy and the high-tech hubs of Santa Clara, Cupertino, Palo Alto and Sunnyvale, as well as many other suburbs.

Peninsula — The area between the South Bay and the City and County of San Francisco is known as the San Francisco Peninsula, locally just as The Peninsula. This area consists of a series of small cities and suburban communities along the Bay such as Palo Alto and Stanford University, Mountain View, Daly City, San Mateo, and Foster City, as well as various towns along the Pacific coast, such as Pacifica and Half Moon Bay.

North Bay — The region north of the Golden Gate Bridge is known locally as the North Bay. This area consists of Marin County and extends northward into Sonoma and Napa Counties and eastward to Solano County. With some exceptions, this region is quite affluent, and is generally the least urbanized part of the Bay Area, with many areas of undeveloped park and farmland. It is the only section of the Bay Area that is not served by a commuter rail transit service, though Sonoma-Marin service has entered the planning phase. The lack of transportation services is mainly because the lack of population mass in the North Bay, and the fact that it is separated completely from the rest of the Bay Area by water, the only access points being the Golden Gate Bridge leading to San Francisco, the Richmond-San Rafael and Carquinez Bridges leading to Richmond, and the Benicia Bridge leading to Concord.

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Geography	The large land area and highly diversified physical features of the Bay Area compose one of the most varied environments in the United States, and support a wide range of land uses and living environments. The dominant influence of the area’s climate is the San Francisco Bay, which moderates the temperatures in the coastal areas, while inland climates that are further removed from the Bay’s influence experience a wide range of temperatures. Rainfall averages 25 inches per year and generally falls from November through March. January is the coldest month and the average daily high temperature is 55 degrees Fahrenheit; the average daily low temperature is 45 degrees Fahrenheit. September, one of the warmest months, averages a daily high of 68 degrees Fahrenheit.

The most powerful geographical influence is exerted by the fault zones that lace the region. In 1989, the Loma Prieta earthquake caused heavy damage along the Bay Area Peninsula as well as the East Bay. This earthquake was the most serious one to occur since 1906. Most infrastructure damaged by the earthquake has been repaired. Other physical damage, including collapsed and unsafe buildings, has generally also been repaired. Despite the physical damage caused by the earthquake, the economy of the region suffered no significant long-term damage.

Transportation	The Bay Area is served by many public transportation systems, including three international airports (SFO, OAK, SJC), six overlapping bus transit agencies, four rapid transit and regional rail systems including BART, and multiple public ferry services.

The freeway and highway system is very extensive; however, many freeways are heavily congested during rush hour, especially the trans-bay bridges.

The Bay Area’s transportation infrastructure includes 1,500 miles of highway, eight toll bridges, 17,000 miles of local streets, six public ports, five passenger ferries, and five commercial airports. Transportation in the Bay Area is diversified because of the trend toward decentralized work places. More and more people are commuting longer distances to work, putting a heavy burden on the region’s transportation network.

Air transportation is available through a number of airports in the Bay Area. San Francisco International Airport, located in San Mateo County, is one of the most active commercial airports in the world and it is served by over 62 airlines. Furthermore, a two billion-dollar airport expansion was completed which expanded international travel capabilities. Additionally, Oakland International Airport in Alameda County, and Mineta San Jose International Airport in Santa Clara County offer facilities for international travel, air taxi, charter and cargo.

The Bay Area Rapid Transit system (BART), a high-speed rail system with over 75 miles of track, is a major commuter transportation system

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which links stations in Alameda, Contra Costa, San Mateo and San Francisco counties. BART has been extended to the San Francisco International Airport, which coincided with the aforementioned airport expansion. CalTrans operates commuter trains that travel from San Jose to San Francisco. There are freight rail lines in many Bay Area communities.

Historically, ongoing efforts to improve the roads and public transit systems in the Bay Area have lagged behind growth in the population. Traffic congestion, considered a major problem in the Bay Area, makes close in, conveniently accessed locations particularly desirable.

Governmental Forces	The Bay Area is comprised of nine separate counties. Each county has its own government, with incorporated cities within each county also having their own government. Between the city and county levels, interaction is limited. On a regional level, this concept is magnified, with limited inter county planning. Local city and county governments within the region implement land use policies through the use of zoning laws and general plans. Support services, such as transportation, schools, health care, police, and fire protection are provided by local governments.

California’s land use and growth controls are among the most stringent in the United States. These local land use controls include zoning, growth management systems, subdivision regulations, development fees and environmental restrictions. These policies raise the cost and reduce the volume of land development, especially in coastal metropolitan areas.

Education	Within the Bay Area there are over 80 public and private colleges and universities; among them are over 30 community colleges, four California State University campuses, and two University of California campuses.

Population	Population trends affect employment, retail spending, housing, bank deposits, and many other essential demand parameters analyzed in determining real estate productivity. Population growth, stability, or decline is a strong indicator of real estate viability within an area.

The mild climate of the Bay Area has played an important role in development, and contributes to a desirable living environment. During the 1960s and 1970s, the regional population grew at an average annualized rate of 1.9%. During the 1980s, the population grew by approximately 1.4% per year.

Population growth during the period from 2000 through 2015 is projected at approximately 0.9% annually. The slowing in the rate of population growth reflects the diminishing supply of available land and the high cost of housing in the area.

The following table depicts the historical population growth trends of the

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nine counties comprising the greater San Francisco Bay Area illustrating the growth issues discussed.
BAY AREA HISTORICAL POPULATION GROWTH

County	2000	2001	2002	2003	2004	2005	2006

Alameda	1,438,264	1,462,900	1,484,700	1,487,700	1,496,968	1,500,228	1,510,303
Contra Costa	946,258	965,100	980,900	992,700	1,008,944	1,019,101	1,029,377
Marin	246,334	248,100	248,500	249,800	251,330	251,820	253,341
Napa	124,094	126,600	128,100	130,100	131,837	132,990	134,444
San Francisco	775,004	785,700	789,100	789,700	793,403	792,952	798,680
San Mateo	706,274	712,400	714,400	709,200	718,993	719,655	724,104
Santa Clara	1,679,243	1,697,800	1,716,800	1,719,500	1,740,699	1,752,653	1,773,258
Solano	391,666	398,600	405,600	412,200	417,447	420,307	422,848
Sonoma	457,316	464,300	468,600	469,500	474,993	477,697	479,929

Total Population	6,766,453	6,863,501	6,938,702	6,962,403	7,036,618	7,069,408	7,128,290

Source: California Department of Finance, dates as of Jan. 1

San Francisco is the focal point of the San Francisco Bay Area. With an estimated population of over seven million, the San Jose-San Francisco-Oakland Combined Statistical Area is the sixth-largest consolidated metropolitan area in the United States. The highest rates of growth are projected in Solano and Santa Clara counties. Santa Clara County is the Bay Area Center for the technology industry. While population growth is expected to be substantial, it will still occur at a rate that is far slower than the growth in Southern California or many other portions of the state. The Bay Area has some of the highest housing costs in the nation. When the comparison is made between household income and housing costs, the Bay Area remains one of the least affordable areas in the nation.

Growth Controls	Further exacerbating the limited supply of new construction are political constraints based on the Bay Area’s public opinion favoring anti-growth. Municipalities in the Bay Area have enacted strict growth controls in response to loosely controlled development from the 1950s through the 1970s. Although the City of San Francisco is singled out for its actions, the region’s history of restrictions dates from early rent control laws passed by the City of Berkeley.

The City of San Francisco leads the anti-growth campaign as witnessed by the 1984 voter approved Downtown Plan, and subsequent Proposition “M”. Along with growth controls and design approval, the Downtown Plan established priorities for land use regarding preservation of retailing, neighborhood character, cultural and ethnic diversity, affordable housing, mass transit, parking, enhancement of a diverse economic base, preparedness for earthquakes, landmarks, historic buildings, parks and open space.

Since 1997, other communities, including Walnut Creek, Concord and Pleasant Hill in Contra Costa County, have adopted growth controls to protect open space and curb development. Almost all municipalities impose impact fees on new construction, such as office-housing linkage

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fees, traffic and public benefit fees, such as for childcare. Communities have financed infrastructure through assessment districts. While these assessments strengthen communities’ fiscal condition, they also add to occupancy costs and the cost of holding land.

Such legislated impediments to growth benefit existing owners, but the long run effects of strict controls are debatable. Severe long-term real estate supply and demand imbalances can force occupancy costs to levels that negatively impact business growth and diminish the availability of affordable labor; again suggesting accelerated growth in outlying Bay Area communities.

Economic	Historically, San Francisco has been the financial and business center of the western United States. Beginning in late-1994 and early-1995, the strengthening high technology and computer-related industries located in the southern Bay Area began to lead the state out of its deep recession. In the second half of the 1990s, the local economy was driven by the growth in technology, particularly Internet, software, and other computer-related technology ventures. The technological advances during the mid- to late- 1990s, coupled with a strong stock market and nearly limitless availability of capital provided an environment for surging employment growth, real estate values, and overall prosperity in the region. The explosion of the so-called dot.com industry, funded primarily from venture capital, fueled an economic boom in Bay Area in the late 1990’s and early 2000 of unprecedented proportion. As a result, every aspect of the real estate market experienced huge gains.

Commercial and industrial vacancy rates became almost non-existent while lease rates doubled in some instances during this period. While sale prices never matched the increase in rents, there was significant appreciation of commercial and industrial property sales prices. Apartment availability also became extremely tight with rents climbing 30% to 40%. Home prices surged as well, appreciation was in the neighborhood of 25% to 35% in this short time period. During this time a new market phenomenon also sprung out of the disparity between demand and supply of homes. Realtors began the practice of listing prices slightly below their market values to entice bidding wars. It thus became the accepted market practice to bid over the listing price, often substantially above the listing price.

In March 2001 the tech-heavy NASDAQ declined due to concerns of over-inflated stock prices as negative reports about company profitability and news about declining demand for computer related goods and services surfaced. The Dow Jones quickly followed and entire stock market, including non-tech blue-chip stocks, also tumbled. This trend continued further into 2001. As a result of the stock market tumble, both the national and local economies contracted. The stock market tumble was compounded by the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon. The risk of air piracy, attacks on

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large landmarks, bio-terrorism and other threats to public safety has raised the level of uncertainty in the markets. It has also severely impacted the travel and tourism business, which rely heavily on air travel.

Technology based companies were particularly impacted by the stock market decline. The Bay Area, which is generally regarded as being top-heavy in the technology sector, suffered considerably. Many of the newer and more financially sensitive companies went out of business, while the larger and more established companies, such as Cisco Systems, Hewlett-Packard and Oracle, had significant layoffs in attempt to weather the storm. Unemployment rates have been on a declining trend since 2002.

Recent information regarding national and local economic recoveries indicates that a recovery started to take place in 2004, and is continuing in 2006.

Income and Spending	The San Francisco Bay Area represents over one quarter of the California market and over 3% of the national market in terms of income and spending, according to the CCSCE. The Bay Area is the wealthiest region in the nation of comparable size. In 2000, per capita income in the region was 50% above the national average and average household income was 65% above the national average and both will continue to grow faster than the national average. The region is projected to remain the nation’s wealthiest area of more than one million people throughout the next decade.

Metropolitan Division	The Office of Management and Budget (OMB) has produced a formal definition of metropolitan areas. These are referred to as “Metropolitan Statistical Areas” (MSAs) and “Combined Statistical Areas.” As of June 2003, there is now an additional classification, that of a “Metropolitan Division.” The term metropolitan division is used to refer to a county or group of closely-tied contiguous counties that serve as a distinct employment region within a metropolitan statistical area that has a population core of at least 2.5 million. While a metropolitan division is a subdivision of a larger metropolitan statistical area, it often functions as a distinct social, economic, and cultural area within the larger region.

San Francisco-Oakland-Fremont Metropolitan Area (MA) is comprised of the San Francisco-Oakland-Fremont and San Francisco-San Mateo-Redwood City Metropolitan Divisions (MD). As of July 1, 2005 the San Francisco-Oakland-Fremont MA had a population of 4,152,688. The Oakland-Fremont-Hayward MD and San Francisco-San Mateo-Redwood City MD had populations of 2,466,692 and 1,685,996, respectively. The subject in located in the Oakland-Fremont-Hayward Metropolitan Division.

Employment	Employment affects the real estate market since an overall increase in total employment translates into more space utilized for office

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employees, more retail space to sell goods and services, and more money flowing through the area economy. For example, if sectors such as Finance/Insurance/Real Estate, Services and Miscellaneous, and Government, which typically consist of white-collar jobs, experience an increase in employment, this would in turn help support the office and retail real estate markets.

The following table illustrates the historical employment status of the Oakland-Fremont-Hayward Metropolitan Division between 2000 to 2005.
HISTORICAL EMPLOYMENT

	Labor			Unemployment
Year	Force	Employment	Unemployment	Rate

2000	1,269,537	1,224,025	45,512	3.6
2001	1,286,731	1,228,846	57,885	4.5
2002	1,288,021	1,206,191	81,830	6.4
2003	1,272,748	1,188,461	84,287	6.6
2004	1,259,240	1,186,377	72,863	5.8
2005	1,259,709	1,196,203	63,506	5.0
Bureau of Labor Statistics

The follow table depicts the monthly employment status of the Oakland-Fremont-Hayward Metropolitan Division 2006. As illustrated, the area’s unemployment rate continues to improve
HISTORICAL EMPLOYMENT — 2006

	Labor			Unemployment
Period	Force	Employment	Unemployment	Rate

Jan	1,264,108	1,206,272	57,836	4.6
Feb	1,258,874	1,200,609	58,265	4.6
Mar	1,259,172	1,203,595	55,577	4.4
Apr	1,255,252	1,201,481	53,771	4.3
May	1,255,651	1,204,135	51,516	4.1
Jun	1,265,617	1,206,419	59,198	4.7
Jul	1,277,137	1,216,846	60,291	4.7
Aug	1,265,926	1,209,364	56,562	4.5
Sep	1,268,807	1,215,902	52,905	4.2
Oct	1,277,193	1,227,449	49,744	3.9

The unemployment rate in the Oakland-Fremont-Hayward Metropolitan Division (MD) was 3.9 percent in October 2006, down from 4.2 percent in September 2006, and below the year-ago estimate of 4.8 percent. This compares with an unadjusted unemployment rate of 4.2 percent for California and 4.1 percent for the nation during the same period. The unemployment rate was 4.0 percent in Alameda County and 3.8 percent in Contra Costa County.

The following table depicts current employment of the Oakland-Fremont-Hayward MD by sector.
EMPLOYMENT BY SECTOR

Industry	October 2006	% of Total

Natural Resources and Mining	1,200	0.11%
Construction	83,400	7.87%
Manufacturing	96,100	9.07%

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Industry	October 2006	% of Total

Trade, Transportation and Utilities	196,600	18.56%
Information	29,300	2.77%
Financial Activities	73,600	6.95%
Professional and Business Services	155,000	14.63%
Educational and Health Services	122,000	11.52%
Leisure and Hospitality	86,300	8.15%
Other Services	35,700	3.37%
Government	180,000	16.99%
TOTAL NONFARM	1,059,200	100.00%

As indicated, the largest employment sector is Trade, Transportation and Utilities with approximately 19% of the work force followed by Professional and Business Services and Educational and Health Services.

Job Growth	The following table is a presentation of historical industry employment within the Oakland-Fremont-Hayward MD.
HISTORICAL EMPLOYMENT BY INDUSTRY
OAKLAND-FREMONT-HAYWARD METROPOLITAN DIVISION

	September	October		% Change	October	October		% Change
Industry	2006	2006	Change	(9/06 to 10/06)	2005	2006	Change	10/05 to 10/06)

Total Jobs	1,060,800	1,063,900	3,100	-0.29%	1,047,100	1,063,900	16,800	1.29%
Farm Jobs	1,600	1,500	-100	6.25%	1,400	1,500	100	12.50%
Nonfarm Jobs	1,059,200	1,062,400	3,200	-0.30%	1,045,700	1,062,400	16,700	1.27%
Natural Resources and Mining	1,200	1,200	0	0.00%	1,100	1,200	100	8.33%
Construction	83,400	83,400	0	0.00%	79,100	83,400	4,300	5.16%
Manufacturing	96,100	95,800	-300	0.31%	95,500	95,800	300	0.62%
Trade, Transportation and Utilities	196,600	197,400	800	-0.41%	195,700	197,400	1,700	0.46%
Information	29,300	29,200	-100	0.34%	29,500	29,200	-300	-0.68%
Financial Activities	73,600	73,200	-400	0.54%	71,400	73,200	1,800	2.99%
Professional and Business Services	155,000	155,100	100	-0.06%	152,400	155,100	2,700	1.68%
Educational and Health Services	122,000	123,100	1,100	-0.90%	120,200	123,100	2,900	1.48%
Leisure and Hospitality	86,300	85,300	-1,000	1.16%	83,600	85,300	1,700	3.13%
Other Services	35,700	35,500	-200	0.56%	36,000	35,500	-500	-0.84%
Government	180,000	183,200	3,200	-1.78%	181,200	183,200	2,000	-0.67%

Between September 2006 and October 2006, the East Bay grew by 3,100 jobs to reach 1,063,900 jobs. Government posted a net gain of 3,200 jobs, mainly due to a seasonal addition in local public schools (up 2,300 jobs). Educational and health services gained 1,100 jobs, partly from a seasonal increase in private schools (up 500 jobs). Trade, transportation and utilities picked up 800 jobs. Leisure and hospitality lost 1,000 jobs, predominately in accommodation and food services (down 700 jobs).

Between October 2005 and October 2006, industry employment added 16,800 jobs or 1.6 percent. This marks the 29th consecutive month of year-over job gains in the East Bay. Construction reported the 31st month of year-over gains by adding 4,300 jobs. Specialty trade contractors (up 2,000 jobs) accounted for close to half of the job growth. Educational and health services continued to expand (up 2,900 jobs). Growth in health care (up 1,800 jobs) was a key factor in the improvement. Professional and business services reported its 34th consecutive month of year-over growth by adding 2,700 jobs. Employment services (up 1,800 jobs) accounted for the bulk of the expansion. Government gained 2,000 jobs, largely in local government education (up 1,700 jobs).

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Conclusion	The nine-county San Francisco Bay Area is one of the nation’s most vital economic regions. While San Francisco remains the center of the region, the surrounding counties have developed economic centers of their own. Future projections by ABAG indicate increased growth in population and employment, albeit at a slower rate. Employment growth is expected to occur primarily in the service sector. Locational advantages, outstanding higher educational facilities, and a skilled labor force benefit the Bay Area. However, structural problems including affordable housing, transportation capacity, and water and sewer capacity, along with local slow growth initiatives, could impair the region’s competitive position. However, the economic base is well diversified, and should provide for moderate future growth in the Bay Area.

The Bay Area’s economy has shifted towards service orientation. Agriculture, construction, and manufacturing have become less dominant while trade, finance, government, and business, professional and other services have grown in prominence. The one notable exception to this trend has been the high technology sector, particularly computer-related, and manufacturing.

The long term future of California real estate appears good due to anticipated job growth which is expected to generate demand for additional office, industrial, and retail space. The expected increase in population indicates a strengthening housing market and growing retail demand.

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NEIGHBORHOOD OVERVIEW

Location:	The subject property is located in the central sector of the City of Fremont, along the north side of Fremont Boulevard approximately 525 feet west of Stevenson Boulevard. The subject’s address is 39800 Fremont Boulevard, Fremont, California.

Fremont is located in the Silicon Valley just north of San Jose and to the east of the San Francisco Bay, just 50 miles from San Francisco, 30 miles from Oakland and 15 miles from San Jose. Fremont is located within Alameda County.

Access:	Two major freeways provide easy access to the greater San Francisco Bay Area from Fremont. Interstate 880 is located on the western side of Fremont and provides a direct link to San Jose to the south and Oakland to the north. Interstate 680 flanks Fremont on the east and is the major traffic corridor between San Jose and the Tri-Valley area of Livermore, Dublin, and Pleasanton.

State Highways 84, 92, and 237 also provide access to nearby communities. Highway 84 connects Fremont with the Peninsula communities of Palo Alto, Menlo Park and Mountain View across the Dumbarton Bridge (Fremont is only 15 miles from Palo Alto). Highway 92 connects Interstate 880 and Highway 101 and also connects Fremont with the Peninsula communities of San Mateo, Foster City, and Redwood City across the San Mateo-Hayward Bridge. Highway 237 connects Southern Fremont to the Silicon Valley cities of Milpitas and Mountain View.

The Bay Area Rapid Transit (BART) provides dependable rapid transit access to much of the Bay Area. BART currently has its southernmost station in central Fremont, near the intersection of Paseo Padre Parkway and Mowry Avenue approximately one mile northwest of the subject property.

Primary access to the subject property and neighborhood is achieved via Fremont Boulevard. Employment centers are easily accessible from the subject neighborhood due to the presence of regional transportation routes and public mass transit in the area. Traffic flow is well managed along the heavier traveled neighborhood streets with traffic signals at major intersections. Public facilities including schools and medical facilities are in close proximity.

Land Use:	The subject neighborhood is a mature and established commercial and residential district. The area realized much of its growth from the 1970s through the 1980s. Most of the apartments in the area were built in the 1970s. Approximately 95% of the land area is developed with limited land available to accommodate additional development. Multifamily

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development is prevalent along Fremont Boulevard, Stevenson Boulevard and Paseo Padre Parkway.

Fremont Boulevard and Paseo Padre Parkway are the primarily commercial corridors through the neighborhood. They are primarily developed with commercial uses including a concentration of freestanding retail and general business buildings and multifamily, all of which benefit from visibility and proximity to the regional transportation routes. The Fremont Hub Shopping Center is located approximately two blocks northwest of the subject at the intersection Fremont Boulevard and Walnut Avenue. Residential uses are located throughout the area along neighborhood roads that feed into the major collector streets. The predominate land use in the neighborhood is residential with supporting commercial uses generally located along the major thoroughfares.

Adjacent Land Uses:	South: Multifamily residential
North: Multifamily residential
East: Multifamily residential
West: Multifamily residential

New Construction:	Due to the limited availability of vacant land suitable for development, there has not been a significant amount of new construction in the immediate vicinity of the subject property.

Most of the development in the area is in the form of re-development of older districts. The re-development of the Centerville and Business Districts is currently in the planning stages to become a pedestrian-scale, mixed-use, lifestyle center serving the East Bay.

Centerville is one of five communities incorporated in 1956 to form the City of Fremont. The 302-acre Centerville Redevelopment Project Area is located in the northern part of Fremont and is within one of Fremont’s four historic communities. The Project Area boundaries are roughly Monroe Avenue to the east, Glenmoor Drive to the south, Alder Avenue to the west, and Paseo Padre Parkway to the north. The restoration of the Centerville Depot, streetscape and facade improvements, and the Centerville Bill Ball Plaza are key projects. Undergrounding of utilities is underway and will be completed by the end of 2006. Road widening will begin in the Spring of 2007.

Other new projects include the Village Phase II, a 168-unit in-fill residential project that will provide affordable housing to all levels of income earners.

Change in Current Use	The neighborhood can be classified as being in the growth stage of its life cycle. As a result of its good location in the San Francisco East Bay, growth in the area is anticipated to continue, in the form of new development on vacant sites and redevelopment of underutilized sites.

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Conclusion	The property is located in the central sector of Fremont within the San Francisco East Bay. The area is afforded with good accessible to other areas of San Francisco Bay Area and employment centers. As a result of its good location, the area has proven to be a desirable residential and commercial location. The area’s accessibility to employment centers has enhanced the desirability of the neighborhood as a residential location.
SITE ANALYSIS

Location	The site is located along the north side of Fremont Boulevard, approximately 525 feet west of Stevenson Boulevard.

Size	The site is irregular in shape and consists of a total land area of 8.13 acres.

Excess Land	None

Topography	Generally level and on grade with the bounding street

Site Improvements	The 8.13-acre site is improved with a 246-unit garden-style apartment community known as the Pathfinder Village Apartments. See Description of the Improvements section of this report for details concerning site improvements.

Street Improvements	Fremont Boulevard provides primary access to the subject via curb cuts from a frontage road running along the north side of Fremont Boulevard. Access is also provided via a curb-cut along the east side Birdwell Street and the south side of Leslie Street — two secondary thoroughfares bordering the subject to the west and north. Fremont Boulevard is a six—lane, bi-directional commercial corridor which is generally oriented in a northwest/southeast direction.

Desirability of Location	Average

Access to Major Arteries	Good

Access to Local Arteries	Good

Curb Appeal	Average

Ingress/Egress	Average — Adequate road frontage along Fremont Boulevard.

Visibility from Road	Average

Public Transportation	Good

Neighborhood Appearance	Average

Flood Zone Map	According to the Federal Emergency Management Agency, the property is within Zone X, outside any special Flood Hazard Areas (Map No. 065028-0030C, Dated 02/09/2000.

Easements	The appraisers were not provided with a site survey or title documents that provide information on the existence of easements and encroachments. Other than typical access and utility easements, visual

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observation of the site did not reveal the existence of adverse easements or encroachments, however in the absence of a site survey and title documents, the appraiser makes no representation as to the presence of adverse easements or encroachments.

Soil Conditions	Visual observation does not indicate any surface or subsurface soil conditions that are unusual for the area. Based on our inspection, it appears that the soil is of adequate load bearing capacity to support the subject improvements. No major foundation cracks were visible upon inspection of the subject improvements that would indicate the subsoil conditions are not stable. No nuisances or hazards were noted.

Land Use Restrictions	The appraisers are unaware of any deed restrictions which may adversely affect the utility of the subject site; however, this is not a guarantee that such restrictions do not exist. Therefore, it is recommended that a current title policy be obtained for the subject property which would disclose any land use restrictions which may exist.

Utilities	All municipal utilities (water and sewer) and private services (electric, gas, telephone) are available to the site.

Police and Fire Protection	Provided to the site by the City of Fremont

Conclusion	The subject represents a desirable site for multifamily development.
REAL ESTATE TAXES

Assessor’s Parcel No:	525-850-2-11 — Alameda County Assessor’s Office

Ad ValoremTax rate	Composite Rate 1.44 per $100 of assessed value (2006-2007)

Equalization Rate	100%

Payment Due Date	Taxes are payable in two equal installments, which become delinquent after December 10 and April 10, respectively.

2006-2007 Assessed Value	$17,178,592

Tax Analysis:	The subject property is under the taxing jurisdiction of Alameda County. The Proposition 13 Amendment to the California State Constitution limits the maximum annual tax on real property to one percent of market value plus an additional sum to pay for bonded indebtedness on affected property. Per Proposition 13, properties are only reassessed upon sale or significant improvement. Between these events, the assessed value may be increased by a maximum of 2.0% per year. For the purposes of this report, the assessed value is based on an assumed sale at our concluded market value. Following are the assessed value, tax charges, and effective tax rate from the most recent 2005-2006 Tax Bill from the Alameda County Tax Collector.

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REAL ESTATE TAX CALCULATION

Assessor's Market Value	2006/2007	Concluded Value

525-850-2-11	$17,178,592	$34,700,000
Assessed Value @	100%	100%
	$17,178,592	$34,700,000
Composite Rate (per $100 A.V.)	1.44	1.44
Total Taxes	$247,372	$499,680
Rounded	$247,000	$500,000

Estimated Tax Liability	$499,680, or $500,000 rounded

Conclusion	The Composite Rate includes the published tax rate and the effective tax rate due to special assessments for county and municipal water standby charges. These charges are generally based on lot area rather than assessed value.

The taxes estimated in our analysis are for the subject property assuming a sale at the current market value. If the subject were to sell, a reassessment at that value would most likely occur, with tax increases limited to two percent annually thereafter until the property is sold again. The consequences of this reassessment have been considered in the appropriate valuation sections.

In accordance with California’s Proposition 13, our estimate of property taxes reflects the assumption of a fee transfer of the subject property. The stabilized property taxes indicated on the summary chart are based on the concluded value by the direct capitalization analysis.
ZONING

Zoning:	The site is zoned R3 District — Multiple Family Dwellings (Medium Density) by the Fremont. The purpose of this district is to promote and encourage well planned, suitable, and appropriate multiple-family developments within medium, high, and very high density land use classifications.

Permitted Use	A broad range of housing types is allowed including single-family, two-family and multifamily dwellings. Commercial, industrial, office and retail uses are not allowed.

Guidelines	The City’s Zoning Code controls the location, size, and height of structures such as buildings, garages, and fences. The Zoning Code is intended to protect city residents, their homes and businesses from conflicting activities nearby.

The Official Website for the City of Fremont Municipal Codes Online is http://www.municode.com/resources/gateway.asp?pid=10734&sid=5

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Comments:	It appears that the existing improvements represent a use that conforms to local zoning requirements.
DESCRIPTION OF IMPROVEMENTS
The subject improvements consist of a 246-unit garden-style apartment complex known as the Pathfinder Village Apartments. The following offers a description of the improvements.

KTR Site Inspector:	Jackson L. Aills

Date of Inspection:	November 16, 2006

Property Contact:	On-site Manager

Year Built:	1973

Number Units:	246

Configuration/Stories:	Garden-style complex, two and three-story residential structures. There are 28 residential structures and one building containing the clubhouse/leasing office, fitness center and laundry facility. Twenty-one of residential structures include below ground parking.

Net Rentable Area:	235,780 square feet

EXTERIOR
Foundations:	Reinforced concrete slabs, on grade

Frame:	Wood frame

Exterior Walls:	Stucco and wood trim veneer

Roof:	Pitched with asphalt single covers

Doors and Windows:	Exterior entrance doors are hollow core metal. Interior doors are hollow core wood. The windows are single-pane glass set in aluminum frames.

HVAC:	Window mounted electric AC units and individual gas heat system.

Plumbing:	Kitchens contain sink and dishwasher. Bathrooms contain porcelain toilet and sink and bathtub/shower combinations. Hot water is provided by central gas-fired boilers.

Electrical:	Property is sub-metered for electric and water. Electric and water is paid by the tenant.

Parking and Walkways:	The parking areas and internal roadways are asphalt paved. The streets and parking areas have concrete curbs. Walkways are concrete paved. There is adequate on-site parking provided, including underground parking.

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INTERIOR
Walls and Ceilings:	Walls are painted sheetrock and the gypsum ceilings are covered with a sprayed-on textured surface.
Floors:	Interior floors are carpet over padding in living areas and bedrooms with sheet vinyl in the kitchens and bathroom.
Kitchen Equipment:	Built-in wood cabinets with laminate counter tops and stainless steel sink. Appliances include a combination range/oven, microwave oven with exhaust fan, disposal, dishwasher and refrigerator/freezer.
PROJECT AMENITIES
Security:	No
Swimming Pool:	Yes (1)
Fitness Center:	Yes
Clubroom:	Yes
Tennis Court:	No
On-site Management Office:	Yes
Laundry Room:	Yes (2)
Microwave:	Yes
Compactor:	No
Fireplace:	No
Ceiling Fans:	Yes
Cable TV:	Yes
Balconies/Patios:	Yes
Perimeter Fencing:	Yes/Partial
Access Controlled Entry:	No
Other:	Reportedly, a portion of the clubhouse/leasing office will be converted into a child development center. As of the date of inspection, this has not been completed. Landscaping is typical and includes mature trees and shrubs. Other amenities include a playground.
The following chart illustrates the property’s unit breakdown and size.
PATHFINDER VILLAGE APARTMENTS – UNIT MIX

Unit Type	Mix	Size (SF)	Total Area

2BR/1BA	51	830	42,330
2BR/2BA	47	870	40,890
2BR/2BA	44	900	39,600
3BR/2BA	24	1,040	24,960
3BR/2BA	80	1,100	88,000

Totals/Average	246	958	235,780

It is noted that the subject offers an atypical unit mix with a large amount three-bedroom units (104) and no one-bedroom units.
CONDITION/MAINTENANCE

Overall Condition:	Average
Landscaping:	Average
Parking:	Adequate
Sidewalks/Curbs:	Average

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Walls/Fences:	Average
Refuse Area:	Average
Basement:	N/A
Health Club:	Average
Club Room:	Average
Exterior Walls:	Average
Roofs:	Average
Stairs:	Average
Lobby/Hallways:	N/A
Entry Doors:	Average
Patios/Balconies:	Average
Elevators:	N/A

Apartment Interiors:
Overall:	Average
Kitchen Equipment:	Average
Mechanical Equipment:	Average
Bathroom:	Average
Walls/Ceilings:	Average
Layout:	Average
Light and View Quality:	Average

Cosmetic Repairs:	Our physical inspection revealed that the subject property is in average condition.
Deferred Maintenance:	No material elements of deferred maintenance were noted during the appraiser’s inspection of the property.
Comparability:	Similar to competing properties of the same vintage.
Observed Effective Age:	30 years (similar to the actual age of the improvements)
Economic Life:	50 years (per Marshall Valuation Service Manuel)
Remaining Economic Life:	20 years
General Comments:	Based on our inspection, the subject property is considered to be of average quality construction and to be in average condition overall. It competes effectively with other properties of the same vintage.
APARTMENT MARKET OVERVIEW
The following apartment market analysis is designed to provide the reader an understanding of the Bay Area apartment market and the local submarket within which the subject property competes. The most recent source of data available to the appraisers was the Apartment Market Report for Northern California (3rd Quarter 2006) published by Hendricks and Partners.

Overview	The subject property is situated in the City of Freemont in the “East Bay” area of the greater San Francisco Bay area. Job growth is boosting demand for local apartments. Job growth averaged 2.4% in the third quarter of 2006, which is also its average pace of growth since January of 2006. Employers are adding jobs in every major sector.
Economic opportunity and the generally high quality of life continue to support consistent population growth throughout California. According

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to the Association of Bay Area Governments, East Bay Population dynamics will follow a similar pattern as prior years: adding over 120,000 new jobs, 500,000 new residents, and nearly 200,000 new households over the next 20 years. Due to a scarcity of developable land and a restrictive permitting process, supply of new housing has failed to keep pace. Only 52% of necessary supply was completed during the 1990’s and will likely remain inadequate in the future.

While single-family home prices continue to surge in most of the area, especially throughout of Southern California, home prices in Bay Area experienced a mix of increasing and decreasing values. The county’s excellent climate and strong economy, and proximity to several major employment centers throughout the Bay Area should continue to attract in-migration over the long term, and contribute to a continued strong demand for housing.

The pending redevelopment plans for two former military bases within the East Bay provide an excellent opportunity for long-term growth within the region. Land that was formerly part of the Concord Naval Weapons Station will be transferred to the city of Concord for development. In all, the land totals about a quarter of the current land area of Concord. City leaders are already projecting that the former base area will be home to 33,000 residents and could yield as many as 15,000 new jobs.

Alameda is seeing similar opportunities develop around the former Alameda Naval Air Station site. Intense redevelopment of that area along Webster Street has led to the addition of new residents and increased revenue for local business. In addition, Oakland is putting a lot of energy into reenergizing its Jack London Square area with upscale residential development, which should end up totaling approximately 10,000 units when complete. The redevelopment and gentrification of areas around the former military bases and the prospect of increased urban amenities has raised local incomes and fueled an influx of high-income residents into local apartment and condominium units.

Supply/Demand	Anchored by improving job growth and the region’s housing crisis, the East Bay is estimated to experience an increase in multi-family demand.

No new apartment units were built in the third quarter of 2006. New construction totaled a modest 134 apartment units in the second quarter of 2006 and 198 apartment units in the first quarter of 2006. Year-to-date new construction totaled 332 apartment units, which is a significant jump from the 111 new apartment units were built in the first three quarters of 2005. This is an indication that builders have more confidence in future apartment demand.

According to Hendrick and Partners, 1,265 multifamily (apartment and condo) units were permitted for the third quarter 2006. Permits were issued for 3,685 multifamily units in 2005. 1,065 multifamily units were

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permitted in the fourth quarter. A large majority of the units permitted were condominiums, but the mix in permitting is definitely shifting towards apartments as some builders are beginning to cancel or scale back condominium projects, due to an uncertain for-sale environment.

According to Hendrick and Partners, demand totaled 359 apartment units in the third quarter of 2006. Net absorption was influenced by a conversion of rental stock into condos. High home prices kept apartment demand elevated, allowing the limited number of new units to be quickly absorbed into the market. There were a total of 182 net move-outs in 2005.

Vacancy and Rental Rates	As of the 3rd Quarter 2006, the East Bay’s average apartment vacancy rate measured 4.7%, down from 4.9% from the same period 2005. The East Bay’s average apartment vacancy rate was 5.2% and 4.9% for the 1st and 2nd quarters of 2006, respectively. Vacancy levels are anticipated to decline to 4% by year-end 2006.

Market rents peaked in 2001 and rapidly decreased until flattening out in mid-2004 as a result of the slow recovery of the local economy. Average rent growth for the East Bay region accelerated slightly to 2.4% in the first quarter of 2006 and continues to gain momentum rising 3.2% in the second quarter of 2006. Market rent rates rose 4.2% for the one-year period ended in the third quarter.

The subject’s South/East Alameda County submarket, reported an average vacancy level of 3.5% for the third quarter 2006, a decrease of 90 basis points from the same period 2005 of 4.4%. Rental rates increased 5.8% for the third quarter 2006. One year earlier the growth rate was 1.6%.

The average monthly apartment rent for the South/East Alameda County submarket was $1,333 in the third quarter 2006, a $73 increase from the same period 2005 of $1,260.

Investment Market	The East Bay region is a fertile place for ground-up development in the outlying areas, especially around transit centers. A great deal of multifamily investment in both condos and apartments is occurring in northern Alameda County as the city of Oakland clears the way for redevelopment of many previously blighted areas. Condo conversions will continue to be popular in the East Bay as there is relatively little indication that the affordability picture for single-family homes is going to change. Given that, conversions can still represent a good return in spite of rising interest rates.

Micro-Market Overview	The appraisers surveyed five competitive properties in the immediate vicinity of the subject property. These properties are outlined in detail in the forthcoming Economic Rent Analysis section of this report. The occupancy levels reported for these properties range from 94% to 98% as presented in the following chart. The average occupancy of the sampling

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surveyed equates to 97%. Due to high occupancy, concessions are rare. However, a few apartments offer concessions that typically consist of reduced or free rent over a portion of the lease term.
SUMMARY OF COMPETITIVE OCCUPANCY LEVELS

Property Name	Occupancy

Avalon Fremont	98%
Pentagon	98%
Treetops	N/A
Stevenson Place	94%
Briarwood	97%

Average	97%

Appeal to Market:	The subject property has a tenant profile similar to other properties of similar vintage in the area. Its presentation, condition, appearance and rental rate structure are all within market parameters. No adverse conditions are evident which would effect its future competitive position.

The subject’s local market is mature and little desirable land is available to accommodate new apartment development. The subject’s presentation, condition, appearance and rental rate structure are all within market parameters. No adverse conditions are evident which would effect its future competitive position.

Conclusion	The East Bay economy is entering a growth cycle after recovering from the dotcom bust. Apartment properties in the San Francisco East Bay Area have enjoyed increasing market rents and declining vacancies. With very little new inventory added, the overall vacancy factor has moved steadily downward. Rental rate have held steady over the past couple of years, but began to shown signs of improvement beginning the 1st quarter of 2005 and continue to improve. Overall, economic conditions appear to be stabilizing and poised for gradual recovery. This bodes well for apartment market conditions in the longer term. As economic conditions improve, demand for rental housing should follow suit.
ECONOMIC RENT ANALYSIS
Five competitive properties follow. They are located in the influencing area of the subject property and define the range of property type and rents available. The information regarding the rent comparables was obtained through physical inspections and interviews of rental agents and property managers. The rents commanded by competitive properties in the influencing area are utilized to determine the economic rent potential for the subject property.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 25
Rent Comparable #1

Name/Address:	Avalon Fremont
39939 Stevenson Commons
Fremont, CA 94538

Number of Units:	308

Age:	1992

Description:	Garden-style apartments with two and three-story residential buildings, stucco and wood siding exterior walls and pitched roof with composition shingle cover and asphalt-paved parking.

Amenities:	Apartment features include air conditioning, balcony, cable ready, dishwasher, fireplace, microwave, oversized closets and washer & dryer in unit. Community features include clubhouse, emergency maintenance, extra storage, fitness center, garage and/or covered parking, gated access, laundry facility, swimming pool and whirlpool/spa,

Rental Data:

Unit Type	Size (SF)	Quoted Rent/Unit	Quoted Rent/SF

1BR/1BA	761	$1,400	$1.84
1BR/1BA	785	$1,450	$1.85
2BR/2BA	1,036	$1,700	$1.64
2BR/2BA	1,056	$1,720	$1.63
2BR/2BA	1,120	$1,760	$1.57
3BR/2BA	1,369	$2,100	$1.53

Totals/Average	1,021	$1,688	$1.65

Landlord Provides:	Sewer and trash removal

Occupancy	98%

Concessions:	$500 to $1,000 off first month’s rent if a 12 month lease is signed with immediate move in

Comments:	This garden-style apartment complex offers comparable large two and three bedroom units. It is located north of subject near Paseo Padre Parkway. This comparable is superior to the subject property in terms of amenities and physical characteristics.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 26
Rent Comparable #2

Name/Address:	Pentagon Apartments
37950 Fremont Boulevard
Fremont, CA 94536

Number of Units:	81

Age:	1965 / Updated

Description:	Garden-style apartments with two and three-story residential buildings. Stucco exterior walls, pitched roofs with composition shingle covers and asphalt-paved parking area.

Amenities:	Apartment features include balcony, ceiling fan(s), fireplace, some paid utilities, community features, emergency maintenance, extra storage, fitness center, garage and/or covered parking, laundry facility and swimming pool.

Rental Data:

Unit Type	Size (SF)	Quoted Rent/Unit	Quoted Rent/SF

1BR/1BA	650	$920	$1.42
2BR/1BA	810	$1,150	$1.42
2BR/2BA	900	$1,225	$1.36
3BR/2BA	1,000	$1,475	$1.48

Totals/Average	903	$1,283	$1.42

Landlord Provides:	Sewer and trash removal

Occupancy:	98%

Concessions:	None

Comments:	This property is similar to the subject property in terms of location and amenities; although it is older, it is rated as being similar overall.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 27
Rent Comparable #3

Name/Address:	Treetops Apartments
40001 Fremont Boulevard
Fremont, CA 94538

Number of Units:	172

Age:	1978

Description:	Garden-style apartments with two and three-story residential buildings. Wood exterior walls, pitched roofs with composition shingle covers and asphalt-paved parking area.

Amenities:	Apartment features include air conditioning, balcony, cable ready, dishwasher and oversized closets. Community features extra storage, garage and/or covered parking, laundry facility, swimming pool, and whirlpool/spa.

Rental Data:

Unit Type	Size (SF)	Quoted Rent/Unit	Quoted Rent/SF

1BR/1BA	700	$1,165	$1.66
1BR/1BA Loft	800	$1,300	$1.44
2BR2BA	900	$1,425	$1.55

Totals/Average	800	$1,297	$1.62

Landlord Provides:	Gas, Hot Water

Occupancy:	N/A — The property is in the initial stages of redevelopment.

Concessions:	None

Comments:	The property is located at the southwest corner of Stevenson Boulevard and Fremont Boulevard. Overall, this comparable is similar to the subject property in terms of amenities, age and condition.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 28
Rent Comparable #4

Address:	Stevenson Place
4141 Stevenson Boulevard
Fremont, CA 94538

Number of Units:	200

Age:	1973

Description:	Garden-style apartments with two-story residential buildings, stucco and wood siding exterior walls and pitched roof with composition shingle cover and asphalt-paved parking.

Amenities:	Apartment features include balcony, cable ready, dishwasher, microwave, some paid utilities and oversized closets. Community features include emergency maintenance, extra storage, fitness center, garage and/or covered parking, high speed internet access, laundry facility, playground, swimming pool and whirlpool/spa.

Rental Data:

Unit Type	Size (SF)	Quoted Rent/Unit	Quoted Rent/SF

1BR/1BA	520	$1,045	$2.01
1BR/1BA	620	$1,125	$1.81
1BR/1BA	730	$1,230	$1.68
2BR/1.5BA	1,120	$1,485	$1.33
2BR/2BA	1,010	$1,435	$1.42

Totals/Average	800	$1,264	$1.58

Landlord Provides:	Water, sewer and trash removal

Occupancy:	94%

Concessions:	1st month free rent if lease is signed on 1st visit

Comments:	The property is located south of the subject on Stevenson Boulevard, about a 1/2 block south of Fremont Boulevard. This comparable is similar to the subject property in terms of location and physical characterizes; however, it is rated as being slightly inferior in terms of overall appeal.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 29
Rent Comparable #5

Address:	Briarwood at Central Park
4200 Bay Street
Fremont, CA

Number of Units:	160

Age:	1979

Description:	Garden-style apartments with two-story residential buildings, stucco and wood siding exterior walls and pitched roof with composition shingle cover and asphalt-paved parking.

Amenities:	Apartment features include air conditioning, balcony, cable ready, ceiling fan(s), dishwasher and oversized closets. Community features include clubhouse, emergency maintenance, garage/covered parking, high speed internet access, laundry facility and swimming pool

Rental Data:

Unit Type	Size (SF)	Quoted Rent/Unit	Quoted Rent/SF

1BR/1BA	600	$950	$1.58
1BR/1BA	410	$830	$2.02
2BR/1BA	800	$1,150	$1.44
2BR/2BA	850	$1,215	$1.43

Totals/Average	665	$1,036	$1.56

Landlord Provides:	Gas, sewer and trash removal

Occupancy:	97%

Concessions:	None

Comments:	Overall, this comparable is slightly superior to the subject property in terms of age, amenities and overall appeal.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 30
ANALYSIS
The subject property is situated in a good location along Fremont Boulevard with good access to the primary transportation arteries and employment centers. It is competitive with other properties in terms of location, condition, amenities, and unit size. The subject property offers two and three-bedroom floor plans. The following analyzes the comparables with the most similar floor plans in relation to the subject’s floor plans.

Two-Bedroom Rent	Pathfinder Village Apartments offers 142 two-bedroom floor plans ranging in size from 830 to 900 square feet. The average quoted rents for these floor plans range from $1,240 to $1,418 per month or $1.49 to $1.58 per square foot. The comparable rents with regard to similar sized two-bedroom apartments are summarized in the chart below.
TWO-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF

Subject	830	$1,240	$1.49
Subject	870	$1,344	$1.54
Subject	900	$1,418	$1.58

Avalon Fremont	1,036	1,700	$1.64
Avalon Fremont	1,056	1,720	$1.63
Pentagon	810	1,150	$1.42
Pentagon	900	1,225	$1.36
Treetops	900	1,425	$1.58
Stevenson Place	1,120	1,485	$1.33
Stevenson Place	1,010	1,435	$1.42
Briarwood	800	1,150	$1.44
Briarwood	850	1,215	$1.43

The rent comparables exhibit a range of rental rates from $1,150 to $1,720 per month or $1.33 to $1.64 per square foot. The subject’s quoted rent range of $1.49 to $1.58 per square foot falls within the range of rents illustrated by the comparable properties.

One-Bedroom Rent	Pathfinder Village Apartments offers 104 three-bedroom floor plans that range in size from 1,040 to 1,100 square feet. The average quoted rents for these floor plans range from $1,555 to $1,633 per month or $1.45 to $1.50 per square foot. The comparable rents with regard to similar sized three-bedroom apartments are summarized in the chart below.
THREE-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF

Subject	1,040	$1,555	$1.50
Subject	1,100	$1,633	$1.48

Avalon Fremont*	1,120	$1,760	$1.57
Avalon Fremont	1,369	$2,100	$1.53
Pentagon	1,000	$1,475	$1.48
Stevenson Place*	1,120	$1,485	$1.33
Stevenson Place*	1,010	$1,435	$1.42

*	Large two-bedroom unit

Rent Conclusion	The subject is most similar to Pentagon, Treetops and Briarwood. These properties are rated as being generally similar to the subject. Avalon is a new property, which is superior to the subject in term of overall appeal and condition. Stevenson Place is similar to the subject; however, it is rated as being inferior to the subject in term of overall appeal. In general, the

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 31

subject’s rental rates should be similar to the rents illustrated by Pentagon, Treetops and Briarwood; below the rents illustrated by Avalon and slightly above the rents illustrated by Stevenson Place.

Treetops Apartments is in the initial stages of redevelopment. The renovations include the replacement of siding and roofing and landscaping improvements, as well as renovation of the leasing center and laundry facilities. The property renovation will include extensive interior renovation of 75% of the units as well as the conversion of approximately 20 two-bedroom, one-bathroom units to add an additional bathroom and washer and dryer. Interior renovations are expected to begin in the first quarter of 2007, with completion of the entire project in late 2008.

As illustrated above, the rent for the subject’s two bedrooms floor plans are within a tolerable variance of the range of rents illustrated by Pentagon, Treetops and Briarwood, the properties rated as being most similar. Only two properties offer three-bedroom floor plans: Avalon and Pentagon. Pentagon was rated as being most similar to the subject’s three-bedroom unit type. For comparison purposes we have also included large two-bedroom unit offered by the comparable. The rental rates indicated by the selected comparable large two-bedroom units represent good indicators of market rent for the subject’s three-bedroom units.

The subject’s rental rate structure is appropriately aligned with the rents illustrated by Pentagon, Treetops and Briarwood; below the rents illustrated by Avalon and slightly above the rents illustrated by Stevenson Place.

The average quoted rent for the subject’s two and three-bedroom floor plans appear to be market oriented based on a review of market data. In addition, a review of the provided rent roll indicates that recent leases are being executed at the quoted rental rate, indicating that the quoted rates are accepted by the market.

Based upon the rents illustrated by the competing properties and rent actually commanded by the subject property, the following rents will be processed as the property’s economic rent potential for valuation purposes. The following table summarizes the economic rent structure estimated for the subject property.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 32
ECONOMIC RENT POTENTIAL-PATHFINDER VILLAGE APARTMENTS

Unit Type	Mix	Size (SF)	Total Area	Economic Rent/Unit	Economic Rent/SF	Total Rent

2BR/1BA	51	830	42,330	$1,240	$1.49	$63,240
2BR/2BA	47	870	40,890	$1,344	$1.54	$63,168
2BR/2BA	44	900	39,600	$1,418	$1.58	$62,392
3BR/2BA	24	1,040	24,960	$1,555	$1.50	$37,320
3BR/2BA	80	1,100	88,000	$1,633	$1.48	$130,640

Totals/Average	246	958	235,780	$1,240	$1.49	$356,760

HIGHEST AND BEST USE
HIGHEST AND BEST USE AS IF VACANT

Surrounding Land Uses	Predominately residential developments with multifamily to west of the subject.

Physically Possible	Being situated along a primary commercial corridor,the subject site benefits from good accessibility and visibility. Residential or commercial use would benefit from the site’s exposure and accessibility to other parts of Fremont.

Legally Permissible	Multifamily use is the intended use of the site.

Financial Feasible	Multifamily development is occurring throughout the East Bay area of San Francisco. Economic conditions in the area are strong and demand for multifamily housing appear strong as evidenced by high occupancy rates and increasing rents in exiting units and development of over 2,000 new units at this time. The preceding suggests that sufficient entrepreneurial profit incentive is being met to justify the financial feasibility of new construction.

Conclusion	New multifamily development.

HIGHEST AND BEST USE AS IMPROVED

Current Improvements	246-unit multifamily apartment complex. The existing improvements contribute significantly to overall property value indicating that the value of the improved property greatly exceeds the value of the site assuming it to be vacant.

Conclusion	Continued use of the existing improvements

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 33
VALUATION
There are three traditional approaches that can be employed in establishing Market Value. These approaches and their applicability to the valuation of the subject property are summarized as follows:
THE COST APPROACH
This method estimates the replacement or reproduction cost of the improvements, less the estimated depreciation (physical, functional, economic), plus the estimated market value of the land, in order to arrive at a final value indication. This approach is based on the premise that an informed purchaser would pay no more for a property than the cost of constructing a building of similar utility and condition.
The Cost Approach is a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) properties where the cost of reproducing the improvement is easily and accurately quantified and there is no external or economic obsolescence. Due to the age of the improvements, they have incurred physical deterioration due to normal wear and usage. Given the inherent inaccuracies and subjectivity involved in estimating substantial degrees of physical deterioration, the cost approach is not considered a reliable, independent approach to value in this instance
THE SALES COMPARISON APPROACH
Using this technique, the property value is indicated by comparing the subject to similar, nearby properties that have recently sold. Essentially, the procedure is to gather bona fide, recent arm’s length sales of comparable properties and compare the most important characteristics of the sales to the subject. Adjustments are then made to the comparable properties for differences such as terms of financing, date of sale, location, and physical characteristics.
Attaining data with a high degree of comparability is most important when this technique is utilized. The reliability is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of non-typical conditions affecting the sales price. As numerous sales of properties similar to the subject have occurred in the San Francisco Bay Area, this approach has been employed in the valuation process.
THE INCOME CAPITALIZATION APPROACH
The Income Capitalization Approach is a process in which the anticipated flow of future benefits is capitalized into a value indication. The Income Capitalization Approach is widely applied in appraising income-producing properties. The reliability of this technique is dependent upon the reliability of the net income estimate and the capitalization rate. Since the subject is income producing realty and anticipated to continue to be so, this approach has been employed in the valuation of the Fee Simple Estate.
RECONCILIATION AND FINAL VALUE ESTIMATE
The final step in the Appraisal Process is the reconciliation of the value indicators into a single value estimate. In the reconciliation or correlation, the appraiser considers the relative applicability of each of the three approaches, examines the range between the value indications and places major emphasis on the approach that appears to produce the most reliable solution to the specific appraisal problem. The purpose of the appraisal, the type of property and the adequacy and reliability of the data are analyzed and appropriate weight is given to each of the approaches to value.

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 34
INCOME CAPITALIZATION APPROACH
Investment properties are normally valued in proportion to their ability to produce income; hence, an analysis of the property in terms of its ability to provide a sufficient net annual return on invested capital is an important means of valuing any asset. Value is estimated by deducting an appropriate vacancy and collection allowance and all applicable expenses from the anticipated gross annual income to arrive at a projected net operating income which is then capitalized at an interest rate, or investment yield, commensurate with the risk inherent in the ownership of the property. Such a conversion of projected income considers competitive returns offered by alternative investments.
There are two primary income capitalization methods: Direct Capitalization, which converts a single year’s net operating income into an indication of value and the Discounted Cash Flow Analysis (DCF), which estimates the present worth through the process of discounting the forecasted net income and the reversionary sale over the course of an anticipated investment period. The Direct Capitalization technique is employed in this analysis.
DIRECT CAPITALIZATION
The basic steps in the Direct Capitalization method are as follows:
1.	Calculate POTENTIAL GROSS INCOME from the dwelling units;

2.	Estimate VACANCY AND CREDIT LOSS to arrive at Effective Gross Income;

3.	Estimate OPERATING EXPENSES to arrive at the stabilized Net Operating Income;

4.	Develop the OVERALL CAPITALIZATION RATE;

5.	Divide NOI by the CAP RATE to arrive at VALUE.
Revenue: As presented in the Economic Rent Analysis section of this report, the monthly economic rent potential is estimated at $356,760. The annual gross rent potential estimated for the apartment units total $4,281,120.
Loss to Lease: Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking, or market, rental rates. As a percentage of the property’s gross rent potential, the historical loss to lease was 4.1%, 5.8% and 0.5% in 2003, 2004 and 2005, respectively. With periodic increases during 2006, the annualized year-to-date amount equates to 6.0%. Based on the subject’s history, we have deducted a loss to lease expense of 5.0% of the potential gross income or $214,056.
Concessions: Rent concessions in the market are prevalent in an attempt to bolster occupancy at area apartments. Concessions usually consist of reduced or free rent over a portion of the lease term. There was an increasing trend in concessions between 2003 and 2004, but has decreased since leveling off in 2005. As of year-to-date 2006, concessions presented themselves at 3.8% of the property’s gross rent potential. Based on the operating history at the subject, concessions are projected at 5.0% of the estimated gross rent potential or $214,056.
Vacancy and Credit Loss: As of the date of inspection, the subject property was 97% occupied. Properties identified as income comparables within the Economic Rent Analysis section of this report illustrate occupancy levels that range from 94% to 98%. Information presented in the Apartment Market Overview section of this report indicates that as of the 3rd Quarter 2006, the East Bay’s average apartment vacancy rate was 4.7%.

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 35
Based on the subject’s historical and current level of occupancy, tempered against the weighted average occupancy reported by competing properties in the influencing area and occupancy level indicated by similar vintage properties in the East Bay submarket, a vacancy factor of 4.0% is estimated for the subject property. In addition, a 1.0% allowance for credit loss is assessed. The combined vacancy and credit loss allowance equates to 5.0%.
Utility Income: Included in this category is the revenue received from tenants paying or reimbursing ownership for their share of water and sewer usage. Utility reimbursements were $475, $645 and $583 per unit in 2003, 2004 and 2005. The annualized year-to-date 2006 utility income equates to $847 per unit. Based on the historical trend, we have estimated Utility Income to be $159,900, or $650 per unit.
Other Income: Included within this category is the revenue received from such items as application fees, forfeited deposits, and late fees. As a percentage of the property’s gross rent potential, Other Income receipts range from 4.0% to 5.9%. Based on historical other income receipts, we have estimated Other Income to be 5.0% of the gross rent potential or $214,056.
Expenses: In order to project expenses for valuation purposes, the expenses historically incurred in the operation of the subject property have been reviewed. Typical operating expenses for garden apartments in the San Francisco Bay Area, as reported by IREM and four comparable properties, have been reviewed and analyzed. The following table summarizes the three-year operating history for the subject property including year-end figures for 2003, 2004 and 2005 and year-to-date figures for 2006 through October. The year-to-date 2006 figures have been annualized for analytical purposes. The subject property and comparable expense data are presented on a per unit basis and summarized in the following tables.
SUMMARY OF OPERATING HISTORY AND BUDGET — PATHFINDER VILLAGE APARTMENTS

	2003		2004		2005		October 2006 YTD
Item	Actual	Per Unit	Actual	Per Unit	Actual	Per Unit	Actual	Annualized	Per Unit

Gross Rent Potential	$4,107,106	$16,696	$4,137,158	$16,818	$3,830,214	$15,570	$3,382,060	$4,058,472	$16,498
Loss to Lease	$(169,581)	$(689)	$(239,124)	$(972)	$(17,421)	$(71)	$(204,448)	$(245,338)	$(997)
Concessions	$(94,803)	$(385)	$(282,493)	$(1,148)	$(259,482)	$(1,055)	$(129,308)	$(155,170)	$(631)
Vacancy/Credit Loss	$(580,928)	$(2,361)	$(490,394)	$(1,993)	$(365,237)	$(1,485)	$(110,010)	$(132,012)	$(537)
Utility Income	$116,967	$475	$158,632	$645	$143,371	$583	$173,664	$208,397	$847
Other Income	$212,684	$865	$229,445	$933	$155,000	$630	$155,657	$186,788	$759

Effective Gross Income	$3,591,445	$14,599	$3,513,224	$14,281	$3,486,445	$14,173	$3,267,615	$3,921,138	$15,940

Utilities	$188,249	$765	$188,743	$767	$198,345	$806	$215,626	$258,751	$1,052
Repairs & Maintenance	$380,126	$1,545	$420,605	$1,710	$486,238	$1,977	$395,169	$474,203	$1,928
Administrative	$107,512	$437	$161,540	$657	$193,147	$785	$98,832	$118,598	$482
Marketing	$78,541	$319	$79,306	$322	$82,689	$336	$70,258	$84,310	$343
Payroll	$260,089	$1,057	$361,025	$1,468	$437,764	$1,780	$321,621	$385,945	$1,569
Management	$145,841	$593	$137,736	$560	$135,146	$549	$128,714	$154,457	$628
Insurance	$134,937	$549	$134,929	$548	$134,937	$549	$132,383	$158,860	$646
Real Estate Taxes	$239,795	$975	$234,569	$954	$242,209	$985	$204,835	$245,802	$999

Total Expenses	$1,535,090	$6,240	$1,718,453	$6,986	$1,910,475	$7,766	$1,567,438	$1,880,926	$7,646

Net Operating Income	$2,056,355	$8,359	$1,794,771	$7,296	$1,575,970	$6,406	$1,700,177	$2,040,212	$8,294

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 36

Utilities	This expense covers the cost of electricity, water and sewer and gas usage for the property. The subject property’s 2003, 2004 and 2005 utilities expenses were $765, $767 and $806 per unit, respectively. The annualized year-to-date 2006 expense equates to $921 per unit. Based on historical expenditures and trending forward for inflation, Utilities are processed at $850 per unit or $209,100.

Repair & Maintenance:	This category includes general repair and maintenance items, contract services and turnover expenses. The subject’s historical repair and maintenance expense for 2003, 2004 and 2005 were $1,545, $1,710 and $1,977 per unit, respectively. The annualized year-to-date 2006 expense equates to $1,928 per unit. The subject’s historical expense appears high in comparison to industry averages. However, the subject consists of an atypical unit mix of 104 three-bedroom and 350 two-bedroom units. In addition, the subject has a history of high turnover do to the occupancy profile. After review of the subject’s historical operating figures, tempered against industry averages, the repairs and maintenance expense is estimated at $405,900, or $1,650 per unit.

Administrative	Office expenses, telephone, management unit expenses, computer maintenance and supplies, professional fees and miscellaneous expenses are covered in this category. The subject’s historical administrative expense for 2003, 2004 and 2005 were $437, $657 and $785 per unit, respectively. The annualized year-to-date 2006 expense equates to $482 per unit. The 2005 administrative expense appears high in comparison to industry averages. This is attributed to the non-recurring expense of temporary employment agency as well as some changes in accounting procedures. Based on 2004 and year-to-date 2006 historical amounts, Administrative expenses are projected at $123,000, or $500 per unit.

Marketing	Included in this category are all newspaper and printed advertising, payments to locator services, leasing commissions, and resident referrals. The subject’s historical marketing expense for 2003, 2004 and 2005 were $319, $322 and $336 per unit, respectively. The annualized year-to-date 2006 expense equates to $343 per unit. Marketing expenses are projected at $79,950, or $325 per unit.

Payroll:	This expense covers salaries, payroll taxes, and workers compensation insurance for on site management, leasing, and maintenance personnel. The subject’s historical payroll expense has been somewhat sporadic. The Payroll expense for 2003, 2004 and 2005 were $1,057, $1,468 and $1,780 per unit, respectively. The annualized year-to-date 2006 expense equates to $1,569 per unit. Reportedly, the increasing trend is attributed to increases in worker compensation insurance. Payroll expenses are projected at $393,600, or $1,600 per unit.

Management	A typical management fee on a property of this type is 3% to 5% of the effective gross income. The subject’s historical management fee has been based on an amount equivalent to approximately 4.3% to 4.5% of

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 37

Effective Gross Income. A market-oriented fee of 4.0% is considered reasonable. Based on the preceding estimate of Effective Gross Income, the subject’s management fee is estimated to be $157,091, or $639 per unit.

Insurance	This expense item covers the building and includes fire, extended coverage, vehicle, and owner’s liability. The subject’s historical insurance expense for 2003, 2004 and 2005 were $549, $548 and $549 per unit, respectively. The annualized year-to-date 2006 expense equates to $646 per unit. Insurance expenses are projected at $147,600, or $600 per unit.

Taxes	As discussed in the Real Estate Tax section, the tax burden for the subject property is estimated at $500,000, or $2,033 per unit.

Reserves for Replacements	In addition to the repairs and maintenance expenditures, the property will incur annual capital expenditures to keep it in prime condition. A reserve category is typical for multifamily property; therefore we have included reserves as an additional budget item. Reserves for replacement for a property of this vintage typically range from $200 to $400 per unit. Considering the age of the subject property, a reserve for replacement allowance aligned with the higher end of the aforementioned range of $350 per unit or $86,100 is estimated for the subject property.

Total Expenses	Total expenses have been estimated at $2,105,766, or 53% of effective income. Information provided by the Institute of Real Estate Management (IREM) indicates that expense ratios for apartment complexes in the subject’s region (Region IV) range from 41.0% to 35.6%, with an average of 47.4%, exclusive of a reserve allowance exclusive of reserves, the subject’s expense ratio equates to 50%. The total operating expenses projected for the subject property falls outside this range and aligned toward the high end of the range indicated by the Sale Comparables, which exhibit a range of expense ratios of 37% to 52%. It is noted that the subject has a history of high operating cost primarily due to its atypical unit mix and high turnover rate. In addition, the subject’s high expense ratio includes an increase in real estate taxes, which assumes the sale of the subject at the concluded value.
Net Operating Income: The Net Operating Income is that amount of the income remaining after paying all operating expenses. This affords the owner capital to satisfy debt service, if any, and provide a return on owner’s equity. We have estimated the NOI to be $1,907,142. The subject’s income and expense pro forma is summarized below.

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 38
VALUATION PRO FORMA

Item	Total	Per Unit

Gross Rent Potential	$4,281,120	$17,403
Loss to Lease	$(214,056)	$(870)
Concessions	$(214,056)	$(870)
Vacancy/Credit Loss	$(214,056)	$(870)
Utility Income	$159,900	$650
Other Income	$214,056	$870

Effective Gross Income	$4,012,908	$16,313

Utilities	$209,100	$850
Repairs & Maintenance	$405,900	$1,650
Administrative	$123,000	$500
Marketing	$79,950	$325
Payroll	$393,600	$1,600
Management	$160,516	$653
Insurance	$147,600	$600
Real Estate Taxes	$500,000	$2,033
Reserves	$86,100	$350

Total Expenses	$2,105,766	$8,560

Net Operating Income	$1,907,142	$7,753
Capitalization: Capitalization rates express relationships between net income and total value. The rate employed must be consistent with and reflective of those rates currently employed by investors active in the market place.
In order to perform this analysis, estimates of an appropriate capitalization rate must be formed. By its nature this is a judgmental process, however, selected rates should approximate the investment perimeters expected to be employed by the most probable buyer for the subject property.
Several approaches are typically followed in selecting the investment parameters; review and analysis of alternative real estate and non-real estate investments; review and analysis of published real estate investor surveys; derivation of rates from empirical market data; and use of in-house experience with similar types of investments.

Most Probable Buyer	Considering the size and quality of the asset, the subject buyer would most likely attract national or regional investors.

Market Extraction	The following table summarizes the market derived overall rates. The sales are further detailed in the Sales Comparison Approach.
SUMMARY OF MARKET DERIVED OVERALL RATES

Property	Date	Year Built	Unit Size	Overall Rate

The Woods	Aug-06	1978	160	5.4%
Casa Blanca	Feb-06	1970	54	5.6%
Paseo Park	Dec-05	1986	134	5.4%
Park Sequoia	Aug-05	1986	248	4.8%
Briarwood	Jun-05	1982	160	5.0%

The sales exhibit overall rates that range from 4.8% to 5.6% and produce an average of 5.2%. The sales represent recent transactions of 1970s and 1980s vintage apartment complexes that are generally similar to the subject property in terms of construction and physical characteristics.

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 39

The comparable properties are situated in East San Francisco Bay Area locations that demonstrate generally similar demographic characteristics of the subject neighborhood. The capitalization rates indicated by the sales data are representative of an appropriate rate that would be applicable to the subject property. Based on the indicators exhibited by market data, a capitalization rate in the range of approximately 5.0% to 6.5% is suggested.

Survey of Investors	The most useful approach used to estimate an approximate rate of return required by the most probable buyer is to analyze the current investment parameters applied by institutional investors and advisors to real estate pension and portfolio funds when acquiring real estate. According to the 3rd Quarter 2006 Korpacz Real Estate Investor Survey, prepared by Price Waterhouse Coopers, capitalization rates for institutional grade apartment properties range from 4.25% to 8.00% with an average of 5.98%. Capitalization rates in the San Francisco Bay Area are generally aligned with the low end of the national survey range and below the national average.

Conclusion	The sales exhibit overall rates that range from 4.8% to 5.6% and produce an average of 5.2%. Based on the indicators exhibited by the sales data, an appropriate cap rate for the subject property is concluded to be in the range of 5.0% to 6.0%. A rate of 5.5% is processed for valuation purposes.

Valuation:	Capitalizing the estimated Net Operating Income of $1,907,142 by a 5.5% rate results in a value conclusion of $34,700,000, rounded ($1,907,142 NOI ÷ 5.5% OAR = $34,675,309).

Final Value:	$34,700,000
SALES COMPARISON APPROACH
The Sales Comparison Approach is an estimate of value derived from a sales comparison with similar type properties. This method directly reflects the actions of buyers and sellers in the marketplace. Substitution is the underlying principle affecting the choice of buyers and sellers, and which implies that a prudent person will not pay more to buy a property than it would cost to buy a comparable substitute property. The price a typical purchaser pays is usually the result of a comparison process of various alternatives.
The sales data is analyzed and compared to the subject for such items as time, location, size, amenities and condition. Adjustments for differences are made where appropriate and so indicated by the market. The process develops an indication of what the selected comparables would have sold for had they possessed all the relevant physical and economic characteristics of the property being appraised. After analysis, the indicators derived are correlated into a value estimate based upon the quality of information obtained and the logical conclusions of the appraiser.

Pathfinder Village Apartments	December 8, 2006
Fremont, California	Page 40
The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison. The following table is a summary of the comparable sales, which are further detailed in the Addenda of this report.
PATHFINDER VILLAGE APARTMENTS – IMPROVED SALE SUMMARY

Sale No.	1	2	3	4	5
Name	The Woods	Casa Blanca	Paseo Park	Park Sequoia	Briarwood
Location	40640 High Street	38863 Fremont Blvd	37200 Paseo Padre	3190 Red Cedar Terr.	4200 Bay St
	Fremont, CA	Fremont, CA	Fremont, CA	Fremont, CA	Fremont, CA
Sales Price	$21,200,000	$6,720,000	$19,700,000	$44,750,000	$19,500,000
Sale Date	August 18, 2006	February 6, 2006	December 22, 2005	August 31, 2005	June 1, 2005
Year Built	1978	1970	1986	1986	1982
No. of Units	160	54	134	248	160
Net Rentable Area (SF)	104,980	42,822	105,900	165,874	110,352
Avg. Unit Size (SF)	656	793	790	669	690
Occupancy	95%	95%	95%	95%	95%
Price/SF	$201.94	$156.93	$186.02	$269.78	$176.71
Price/Unit	$132,500	$124,444	$147,015	$180,444	$121,875
Net Income	$1,139,408	$373,548	$1,054,828	$2,127,905	$981,872
NOI/SF	$10.85	$1.87	$9.96	$4.68	$8.90
NOI/Unit	$7,121	$6,918	$7,872	$8,580	$6,137
Cap Rate (OAR)	5.4%	5.6%	5.4%	4.8%	5.0%
EGIM	10.9	9.3	11.0	13.3	9.5
Expense Ratio (OER)	41.2%	48.4%	41.1%	36.8%	52.2%

Comparable #1:	This is the August 2006 sale of a 160-unit apartment located approximately one mile east of the subject property. The location of the comparable property is rated as being similar to that of the subject property. Built in 1978, this property consists of two and three-story wood frame buildings with stucco exteriors. The buildings have pitched roofs with composition shingle covers. This property has a net rentable area of 104,980 square feet and an average unit size of 656 square feet. The property was in good physical condition at time of sale. This complex offers various one and two-bedroom floor plans. This property’s amenities include a swimming pool, fitness center, laundry facilities and on-site management office. Unit amenities include standard kitchen appliances, patio/balconies, ceiling fans and mini blinds.

In comparison to the subject, this property is generally similar in terms of amenities and location. In terms of age and condition it is considered slightly superior. As such, a downward adjustment of 5% was applied. Its average unit size is smaller and an upward adjustment was made for its inferior (smaller) average unit size.

Comparable #2:	This transaction represents the February 2006 sale of a 54-unit apartment located approximately one mile west of the subject property along Fremont Boulevard. The location of the comparable property is rated as being similar to that of the subject property. Built in 1970, this property consists of six, two-story buildings with stucco exteriors and flat roofs. This property has a net rentable area of 42,822 square feet, suggesting an average unit size of 793 square feet. The property was in average physical condition at time of sale. This complex offers one and two-

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 41

bedroom floor plans. Amenities include a swimming pool, laundry facility and on site management office. Unit amenities include standard kitchen appliances, fireplaces, walk-in closets and mini-blinds.

This property is generally similar to the subject in terms of location, age and condition and amenities. Its average unit size of 793 square feet is smaller compared to the subject’s 958 square feet, as such, an upward adjustment was made for its inferior (smaller) average unit size.

Comparable #3:	This is the December 2005 sale of a 134-unit apartment located less than three miles northwest of the subject property. The location of the comparable property is rated as being similar to that of the subject property. Built in 1986, this property consists of two-story wood frame buildings with stucco exteriors and pitched composition shingle roofs. This property has a net rentable area of 105,900 square feet and an average unit size of 669 square feet. The property was in good physical condition at time of sale. This complex offers various one and two- bedroom floor plans. Property amenities include two swimming pools, laundry facilities and on-site management office. There are 140 open parking spaces and 134 covered parking spaces. Unit amenities include standard kitchen appliances, ceiling fans, patio/balcony, storage lockers and mini-blinds.

In comparison to the subject, this property is generally similar in terms of amenities and location. In terms of age and condition it is considered superior. As such, a downward adjustment of 10% was applied. In addition, its average unit size is smaller and an upward adjustment was made for its inferior (smaller) average unit size.

Comparable #4:	This transaction represents the August 2005 sale of a 248-unit apartment located less than three miles northwest of the subject property. The location of the comparable property is rated as being similar to that of the subject property. Built in 1986, this property consists of 20, two-story buildings with stucco exteriors and flat roofs. This property has a net rentable area of 165,874 square feet, suggesting an average unit size of 669 square feet. The property was in good physical condition at time of sale. This complex offers one and two-bedroom floor plans. Amenities include a swimming pool, clubhouse, fitness center, covered parking, microwave and patio/balcony. The property was has since been converted into condominiums and has been renamed Baywood Villas.

In comparison to the subject, this property is generally similar in terms of location. In terms of amenities, age and condition it is considered superior. As such, a downward adjustment of 10% was applied. In addition, its average unit size is smaller and an upward adjustment was made for its inferior (smaller) average unit size.

Comparable #5:	This is the June 2005 sale of a 160-unit apartment located less than one mile southeast of the subject property. The location of the comparable

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 42

property is rated as being similar to that of the subject property. Built in 1982, this property consists of two-story wood frame buildings with stucco exteriors. The buildings have pitched roofs with composition shingle covers. This property has a net rentable area of 110,352 square feet and an average unit size of 690 square feet. The property was in good physical condition at time of sale. This complex offers various one and two-bedroom floor plans. This property’s amenities include patios/balconies, cable ready, ceiling fan(s), dishwasher and oversized closets. Community features include clubhouse, emergency maintenance, garage/covered parking, high speed internet access, laundry facility and swimming pool.

In comparison to the subject, this property is generally similar in terms of amenities and location. In terms of age and condition it is considered slightly superior a downward adjustment of 5% was applied. Its average unit size of 690 square feet is smaller compared to the subject 958 square feet. As such, an upward adjustment was made to reflect its inferior (smaller) average unit size.
PRICE PER UNIT ANALYSIS
The comparables are examined utilizing the following criteria:

Financing:	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Adjustments are not required since atypical financing is not indicated.

Time:	The sales analyzed all occurred within the past 17 months. No material adjustment for changes in market conditions is required.

Location:	Adjustments are made for locational attributes including proximity to area employers, local transportation and access to local neighborhood services. The location of each sale is analyzed individually as it compares to the subject property’s location. All of the sales are located in Fremont and rated as being similar to that of the subject. Apartment market conditions in the subject’s location are considered strong as are the comparables.

Age/Condition:	Adjustments for age/physical condition were based on exterior observation, as well as the original date of construction. All of the sales were constructed in the 1970’s and 1980’s, relatively similar to that of the subject property.

In terms of age and condition Sale Nos.1 and 5 were rated as being slightly superior. As such, a downward adjustment of 5% was applied to each of these sales. Sale Nos. 3 and 4 were both constructed in 1986 and rate as being superior to the subject in terms of age and condition. These two sales were adjusted downward 10% to reflect their respective superior age and condition compared to the subject.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 43

Unit Size/Utility:	The subject property has an average unit size of 958 square feet. All of the sales exhibit smaller average unit sizes, ranging from 656 to 793 square feet. Typically, properties with larger average unit sizes command higher sale prices per unit. Conversely, properties with smaller average unit sizes sell for less. As such, each sale comparables was adjusted based on the average unit size of the respective properties in comparison to the subject property.

Amenities:	The subject property is a 1973 vintage asset with standard community amenities and standard tenant amenities. With the exception of Sale No. 4, all of the sales offer similar community and unit amenities. No adjustment to the sale price paid for Sale Nos. 1, 2, 3 and 5.

The following chart summarizes the adjustments considered for each of the factors described above.
COMPARABLE SALES ADJUSTMENT GRID

Sale No.	1	2	3	4	5

Sales Price/Unit	$132,500	$124,444	$147,015	$180,444	$121,875

Conditions of Sale	0.00%	0.00%	0.00%	0.00%	0.00%
Adjusted Price	$132,500	$124,444	$147,015	$180,444	$121,875

Time	0.00%	0.00%	0.00%	0.00%	0.00%
Time Adjusted Price	$132,500	$124,444	$147,015	$180,444	$121,875

Location	0.00%	0.00%	0.00%	000%	0.00%
Age/Condition	-5.00%	0.00%	-10.00%	-10.00%	-5.00%
Unit Size/Utility	10.00%	5.00%	5.00%	5.00%	5.00%
Amenities	0.00%	0.00%	0.00%	-10.00%	0.00%

Total Adjustments (%)	5.00%	5.00%	-5.00%	-15.00%	0.00%

Adjusted Sale Price	$139,125	$130,666	$139,664	$153,377	$121,875
Source: Adjustments by KTR.

Conclusion:	The unadjusted sales prices range from $121,875 to $180,444 per unit with an average of $141,256 per unit. After adjustments, the sales prices range from $121,875 to $139,664 per unit with an average of $136,941 per unit. None of the sales required a significant degree of adjustment and equal emphasis is placed on each in concluding to an appropriate value for the subject property. Based on the adjustments considered and indicators exhibited by the sales data, a value of $137,000 per unit is estimated for the subject property. Application of the $137,000 per unit value indicator to the 246 units comprising the subject property results in a value estimate of $33,700,000 (rounded).

246 units x $137,000/unit = $33,702,000

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 44

EGIM ANALYSIS	As Illustrated in the write-ups of the comparable sales presented in the Addenda, the sales illustrate a range of Effective Gross Income Multipliers (EGIMs) from 9.3 to 11.0 with an average of 10.8.

Important in selecting an appropriate EGIM is the review of corresponding operating expenses as there is an inverse relationship that generally holds among EGIMs and operating expenses. The sales data illustrates expense ratios that range from 36.8% to 52.2% with an average of 40.0%. The subject property’s operating expense ratio has been projected to be 52.5% based on the income and expense analysis presented in the Income Capitalization Approach section of this report, an amount that is higher than the average expense ratio exhibited by the comparables. The preceding would suggest that an appropriate EGIM for the subject property would be aligned with the low end of the range exhibited by the improved sales data under analysis. An EGIM of 9.0 is concluded for the subject property.

Application of an EGIM of 9.0 to the effective gross income (EGI), which was estimated at $4,012,908, results in a value estimate of $36,100,000 (rd.) as follows.

$4,012,908 x 9.0 = $36,116,172

Conclusion	The values produced by the price per unit and EGIM technique are $33,700,000 and $36,100,000. The results of each valuation technique are generally similar, varying by approximately 7%. With equal consideration given to each technique, a final value via the Sales Comparison Approach of $34,900,000 is concluded for the subject property.

Based on the foregoing, the Market Value of the Fee Simple Interest in the subject property, as of November 16, 2006, is:
Value via the Sales Comparison Approach                $34,900,000

Pathfinder Village Apartments Fremont, California	December 8, 2006 Page 45
RECONCILIATION

Cost Approach	N/A
Income Capitalization Approach	$34,700,000
Sales Comparison Approach	$34,900,000
Income and Sales approaches to value were employed in the appraisal of the subject property. Buyers and sellers rarely rely on the Cost Approach to price commercial real estate. Furthermore, the age of the improvements and subjectivity involved in estimating substantial degrees of physical deterioration reduces the reliability of this approach. As such, a Cost Approach was not employed.
The value derived from the Income Capitalization Approach is well documented and market oriented. The local market is active in terms of investment sales of similar apartment complexes and sufficient sales data was available to develop a defensible value via the Sales Comparison Approach. The value derived through use of the Sales Comparison Approach supports the value concluded for the property via the Income Capitalization Approach. Due to the income producing nature of the subject property, the results of the Income Capitalization Approach are emphasized.
FINAL ESTIMATE OF VALUE                $34,700,000

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
ADDENDA

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
SUBJECT PHOTOGRAPHS

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Clubhouse/Leasing Office
Interior View of Clubhouse

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Interior View of Leasing Office/Clubhouse
Rear View of Clubhouse/Leasing and Pool

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Side View of Swimming Pool
Front View of Typical 2-Story Building

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Side/Rear View of Typical 3-Story Building
Rear View of Typical 3-Story Building

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Rear View of Typical Building and Parking
Typical Courtyard

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Interior View of Typical Unit
Interior View of Typical Kitchen

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
COMPARABLE RENTAL PHOTOGRAPHS

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Rent Comparable No. 1
Rent Comparable No. 2

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Rent Comparable No. 3
Rent Comparable No. 4

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
Rent Comparable No. 5

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
REGIONAL LOCATION MAP

SUBJECT PROPERTY
Pacific Ocean
San Francisco
Oakland
San Jose
Santa Venetia
San Rafael
Ross
Greenbrae
San Quentin
Larkspur
Mill Valley
Strawberry Point
Almonte
Tiburon
Marin City
Sausalito
Pinole
El Sobrante
San Pablo
Richmond
El Cerrito
Kensington
Albany
Berkeley
Emeryville
Canyon
Alameda
Pacheco
Concord
Pleasant Hill
Cowell
Clayton
Walnut Creek
Lafayette
Saranap
Orinda
Walnut Heights
Rheem Valley
Alamo
Moraga
Alamo Oaks
Diablo
Danville
San Ramon
Antioch
Buchanan Field
Briones Regional Park
Upper San Leandro Reservoir
San Leandro
Ashland
Castro Valley
San Lorenzo
Hayward
Russell City
Mount Eden
Komandorski Village
Dublin
Livermore
Pleasanton
Kilkare Woods
Sunol
Union City
Fremont
Newark
Daly City
Broadmoor
Brisbane
Colma
South San Francisco
Pacifica
San Bruno
San Francisco Intl
Millbrae
Burlingame
Hillsborough
San Mateo
Foster City
Montara
Moss Beach
Princeton
El Granada
Belmont
San Carlos
Redwood City
Half Moon Bay
Atherton
East Palo Alto
Menlo Park
Palo Alto
Woodside
Stanford
Alviso
Milpitas
Mountain View
Los Altos
Sunnyvale
Los Altos Hills
Los Trancos Woods
Sky Londa
Portola Valley
Tunitas
San Gregorio
La Honda
Redwood Terrace
Loma Mar
Pescadero
Monta Vista
Cupertino
Meridian
Santa Clara
Alum Rock
Campbell
Saratoga
Los Gatos
New Almaden
Holy City
Coyote Creek Park
U S Naval Station
Naval Reserve Shipyard
Marine Corps Supply Annex
Fort Funston Military Reservation
Hunter's Point Naval Shipyard
Metropolitan Oakland Intl
Hayward Air Terminal
Fort Barry Military Reservation
Tiburon Naval Net Depot
Palo Alto Arpt of Santa Clara County
Reid-Hillview of Santa Clara County
San Jose Intl
Mt Bielawski
Alviso Slough
580
80
880
17
101
1
280
92
84
237
680
85
35
24

DeLorme

Data use subject to license.

© 2005 DeLorme. Street Atlas USA® 2006.

www.delorme.com

MN (14.6° E)

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Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
NEIGHBORHOOD MAP

SUBJECT PROPERTY
Fremont
Niles
Niles Junction
Centerville
Irvington
Mission San Jose
Fremont Central Park
Fremont Memorial Park
The Lagoon
Shinn
Alviso
Warm Springs
MISSION BLVD
FREMONT BLVD
PERALTA BLVD
PASEO PADRE PKWY
STEVENSON BLVD
BLACOW RD
MOWRY AVE
DRISCOLL RD
AUTO MALL PKWY
S GRIMMER BLVD
BOYCE RD
DURHAM RD
NILES BLVD
238
84
880
680

DeLORME
Data use subject to license.
© 2005 DeLorme. Street Atlas USA® 2006.
www.delorme.com

MN (14.6° E)

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Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
COMPARABLE RENTALS MAP

SUBJECT PROPERTY
RENT NO. 1
RENT NO. 2
RENT NO. 3
RENT NO. 4
RENT NO. 5
Fremont
Centerville
Irvington
Fremont Central Park
The Lagoon
Fremont Memorial Park
Birthing Center at Washington Hospital
Washington Clinic/Fremont
Fremont Surgery Center
PASEO PADRE PKWY
FREMONT BLVD
STEVENSON BLVD
MOWRY AVE
WALNUT AVE
BLACOW RD

DeLORME
Data use subject to license.
© 2005 DeLorme. Street Atlas USA® 2006.
www.delorme.com

MN (14.6° E)

0 800 1600 2400 3200 4000 ft

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Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
COMPARABLE SALES MAP

Patterson
MISSION BLVD
Niles
Niles Junction
NILES BLVD
Eberly
Shinn
SALE NO. 3
SALE NO. 4
THORNTON AVE
SEQUOIA RD
PERALTA BLVD
MOWRY AVE
MISSION BLVD
STEVENSON BLVD
FREMONT BLVD
PASEO PADRE PKWY
Centerville
Fremont
Fremont Central Park
The Lagoon
SALE NO. 2
SUBJECT PROPERTY
SALE NO. 1
SALE NO. 5
GRIMMER BLVD
Fremont Memorial Park
WASHINGTON BLVD
BLACOW RD
NIMITZ FWY
CHERRY ST
Irvington
FREMONT BLVD
238
84
880
17
38
39

DELORME
Data use subject to license.
© 2005 DeLorme. Street Atlas USA® 2006.
www.delorme.com

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Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
QUALIFICATIONS

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
WILLIAM L. CORBIN, MAI
SENIOR MANAGING DIRECTOR
WILLIAM CORBIN, MAI is Executive Vice President and manager of the Western Regional Office of KTR Newmark Real Estate Services LLC, located at 10866 Wilshire Boulevard, Los Angeles, California 90046. His direct telephone number is 310/ 234-4754.
Education
University of California at Los Angeles, 1977
     Bachelor of Arts
     Major in Economics
University of Southern California, 1980
      Master of Business Administration
     Concentration in Real Estate and Finance
Designations
MAI Member — Appraisal Institute
Licenses
California Certified General Real Estate Appraiser
Arizona Certified General Real Estate Appraiser
Affiliations
National Council of Real Estate Investment Fiduciaries (NCREIF) designated representative
- Valuation sub-committee co-chairperson for Standardized Commercial Appraisal Report

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
WILLIAM L. CORBIN, MAI
Experience
Mr. Corbin began his career with an intensive education in real estate market analysis as a consultant with Robert Charles Lesser & Co. from 1980 to 1983. With RCLCo, he performed over 75 market supply and demand, economic feasibility, and strategic planning assignments for prominent regional and national clients. During this very active construction period, nationally, Mr. Corbin had the opportunity to visit and analyze commercial real estate market conditions is over 20 major metropolitan areas in the Western and Central U.S.
As a mortgage banker from 1983 to 1992, Mr. Corbin arranged a wide variety of financing structures with institutional lenders and equity investors, including permanent loans, construction loans, and joint ventures. In total with George Smith Financial Services/Grubb & Ellis and Center Financial Group, he worked with over 90 institutions and closed over 150 transactions totaling in excess of $700,000,000.
As an appraiser, Mr. Corbin has performed numerous current value narrative appraisals for national and regional institutional lenders and investors. His previous experience in commercial real estate finance gives him particular insight to the capital and investment markets and their impact on institutional real estate activity and values. He has performed a wide variety of appraisals of warehouse distribution buildings, industrial and business parks, office buildings, shopping centers, and apartments. He worked with Landauer Associates from 1992 to 1995, managing the Aetna Realty Investors account for western region property appraisals.
Currently with KTR Newmark ten years, Mr. Corbin is responsible for managing the Los Angeles regional office, developing and managing institutional accounts, as well as performing direct valuation work for those clients. He also heads KTR Newmark’s national pension fund valuation practice and is the firm’s designated representative to NCREIF, a national organization of pension fund advisors that creates and implements operational policy standards for the industry. Mr. Corbin is currently the chairperson for NCREIF’s valuation sub-committee that is contributing to developing a standardized commercial appraisal report in conjunction with the Appraisal Institute that will become the valuation industry standard.
In addition to professional experience, Mr. Corbin has served as a real estate course instructor and conference collaborator for UCLA Extension

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
WILLIAM L. CORBIN, MAI
Following is a list of representative clients Mr. Corbin has performed services for:
Clients — As Appraiser and Consultant
Aetna Realty Investors, Inc.
Bechtel Corporation
CALTRANS
Catellus Corp.
Philips, North America
KOAR Hotel Group
Copley Institutional Realty
Estate of James Campbell
Franklin Properties, Inc.
Triton Energy Corp.
Union Oil/Moreland Development
Kaiser Aluminum Corp.
Lockheed Air Terminal, Inc.
Hong Kong and Shanghai Bank Corp.
PNC Bank
CALSTRS
Heller Financial
Chase Commercial Mortgage Banking
Daiwa Securities America
Lennar Partners
SSR Realty Advisors
Douglas, Emmett Realty Advisors
Dresdner Bank
Prudential Mortgage Capital
TIAA-CREF
Principal Real Estate Investors
RREEF
Eurohypo Bank
Massachusetts Mutual Life
McCullough Oil Properties
Mobil Land Development
Chevron Land Development
Home Savings of America
Safeway Stores
Santa Anita Realty
Santa Fe Land Improvement Co.
Taft Broadcasting Co.
Comerica Bank
Trammell Crow Company
Bank of New York
Majestic Realty
Sakura Bank
Newfield Enterprises
J. P. Morgan Mortgage Capital
Lend Lease Mortgage Capital
Whitehall Fund II
AMB Institutional Realty Advisors
TA Associates Realty
LACERA
Henderson Global Investors
INVESCO
Cornerstone Real Estate Advisers
Deutsche Bank
Clients — As Mortgage Banker
AEtna Life & Casualty
BALCOR
Citicorp REIG
Forest City Properties
Heller Financial Services
Home Savings of America
MetroBank
Principal Mutual Life
Societe Generale
U.S. Bancorp
William Morris Agency
IBEW Pension Fund
AFL-CIO Housing Trust
Bank of America
Creative Artists Agency
General Electric Credit
Hollywood Center Studios
Industrial Bank of Japan
Massachusetts Mutual Life
Security Pacific National Bank
Textron Financial Services
Union Bank
DeAnza Group, Inc.
Nationwide Life

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
STEVEN J. GOLDBERG, MAI, CCIM
SENIOR MANAGING DIRECTOR
STEVEN J. GOLDBERG is Manager of the Dallas Appraisal Division of KTR Newmark Real Estate Services LLC. His responsibilities include staff supervision, appraisal management, maintaining product quality, marketing and client development. In his current capacity, Mr. Goldberg oversees all valuation assignments involving real estate assets located in the Southwest region.
Mr. Goldberg has over 23 years of nationwide experience in real estate valuation, investment analysis and evaluation consultation. He has performed appraisals throughout the United States and has extensive experience in most markets situated in the Southwest and Southeast regions of the country. Mr. Goldberg’s particular area of expertise is in the appraisal and analysis of multifamily apartment projects. In addition to his expertise in the multifamily market, Mr. Goldberg has extensive experience in the appraisal of other income-producing properties including office buildings, retail properties, lodging facilities, industrial properties and mixed-use projects.
Mr. Goldberg has performed marketability, consultation and feasibility reports, has served as an expert witness and has testified in various state and federal courts. These activities have been performed on behalf of real estate investors, life insurance companies, pension funds, investment banking firms, foreign and domestic financial institutions, mortgage bankers, conduit lenders, real estate advisors, law firms and governmental agencies.
Mr. Goldberg received his Bachelor of Business Administration Degree from the University of Texas in Austin, with major concentrations in both Finance and Real Estate/Urban Land Economics. He is a designated member of the Appraisal Institute and the Commercial Investment Real Estate Institute having been awarded the MAI designation in 1989 and the CCIM designation in 1994. He has attended numerous continuing education courses and has completed the requirements under the continuing education program of the Appraisal Institute.
Mr. Goldberg is state certified as a General Real Estate Appraiser in Texas and Arizona. He is also a licensed Real Estate Broker in the State of Texas. He is affiliated with the North Texas Commercial Association of Realtors, International Council of Shopping Centers and Mortgage Bankers Association.

Pathfinder Village Apartments Fremont, California	December 8, 2006 Addenda
QUALIFICATIONS OF THE APPRAISER
JACKSON L. AILLS
Jackson L. Aills is certified as General Real Estate Appraiser in the State of Texas (TX-1331035-G). Mr. Aills has a Bachelor of Business Administration from the University of Mississippi and has attended numerous real estate education courses and seminars, including those offered by the Appraisal Institute.
Mr. Aills has been involved in real estate appraising since 1989. He currently holds the position of Senior Appraiser for the Dallas office of KTR Newmark Real Estate Services LLC, a New York based real estate firm.
Real estate appraisal assignments have been performed on a variety income producing properties throughout the United States. These activities have been performed on behalf of real estate investors, life insurance companies, pension funds, REITs, investment banking firms, foreign and domestic financial institutions, mortgage bankers, conduit lenders, real estate advisors and governmental agencies. The scope of his real estate assignments have included office buildings, industrial properties, multifamily projects, retail, hotels, proposed construction, special use properties, and raw land.